Exhibit 10.1

Execution Version

ACQUISITION AND DEVELOPMENT AGREEMENT

BY AND BETWEEN

FOREST OIL CORPORATION

STC EAGLEVILLE, LLC

SCHLUMBERGER TECHNOLOGY CORPORATION

SMITH INTERNATIONAL, INC.

AND

M-I L.L.C.

Dated April 11, 2013

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Amendment of Defined Instruments	1
1.3	References and Titles	1
1.4	Accounting Terms and Determinations	2
Article II ASSET TRANSFER PROVISIONS		2
2.1	Asset Conveyance	2
2.2	Excluded Assets	4
2.3	Consideration	4
Article III TITLE MATTERS; PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGN		4
3.1	Title Warranties and Representations	4
3.2	Notice of Title Defects; Defect Adjustments	4
3.3	Preferential Purchase Rights and Consents to Assign	8
Article IV EXECUTION DATE ACTIONS		8
4.1	Forest Deliveries to STC Eagleville	8
4.2	Forest Deliveries to Schlumberger Service Providers	9
4.3	STC Eagleville Deliveries	9
4.4	Schlumberger Service Providers Deliveries	10
Article V NATURE OF JOINT DEVELOPMENT; SCOPE AND COSTS		10
5.1	Scope	10
5.2	Participating Interest	10
5.3	Operating Agreement	10
5.4	Operator	11
5.5	HSE Standards	11
5.6	Operations Standard	11
5.7	Liability of Operator	11
5.8	Rentals, Shut-in Well Payments and Royalties	12
5.9	Insurance	12
5.10	Reports	12
5.11	Custody of Funds	14
5.12	Marketing	14
5.13	Contracts; Use of Affiliates	14
5.14	Access	14
5.15	Additional Compensation	15
Article VI PROGRAM DEVELOPMENT COMMITTEE, ANNUAL WORK PLANS AND BUDGETS		15
6.1	Program Development Committee Formation	15
6.2	Meetings of the Program Development Committee	15
6.3	Function and Authority of the Program Development Committee	17
6.4	Working Interest Party Representatives	18
6.5	Initial Annual Plan and Budget	18
6.6	Subsequent Annual Plan and Budgets	18
Article VII DEVELOPMENT OPERATIONS, REWORK OPERATIONs AND AREA-WIDE OPERATIONS PROPOSAL PROCESS		21
7.1	Conditions to Issuance of Proposal	22
7.2	Content of Proposals	22
7.3	Review Period	23

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7.4	Pre-Drilling Due Diligence	23
7.5	Effect of Rejection of a Development Well Proposal	23
7.6	Effect of Rejection of a Rework Operation Proposal	24
7.7	Effect of Rejection of an Area-Wide Proposal	24
7.8	New Technology Proposed Operation	24
Article VIII INITIAL WELL COST RECOVERY, DRILLING CARRY OBLIGATION AND PRE-SIGNING INITIAL WELL PAYMENT		25
8.1	Certain Payment Obligations	25
8.2	Rejected Well Proposals and Rejected Rework Operations Proposals	26
8.3	Payment Procedures	26
8.4	Adjustments	26
8.5	Revenues from Initial Wells	26
8.6	Post-Signing Adjustment	26
Article IX PAYMENT OBLIGATIONS AND PROCEDURES		27
9.1	Operational Costs	27
9.2	STC Eagleville Operational Costs	27
9.3	Advance Payment Request	27
9.4	Preparation and Scope of Advance Payment Request	27
9.5	Content of Advance Payment Request	27
9.6	Delivery of Advance Payment Requests	28
9.7	Confirmation by Schlumberger Service Providers	28
9.8	Development Funds Account	28
9.9	Invoices	29
Article X SCHLUMBERGER SERVICE PROVIDERS’ SERVICES, PERSONAL PROPERTY AND MATERIALS		29
10.1	Forest Commitment as to Oilfield Services, Personal Property and Materials	29
10.2	Forest Commitment as to Consulting Services	30
10.3	Schlumberger Service Providers’ Commitment	31
10.4	Prohibition	31
10.5	Pricing	31
10.6	Terms of Sale	31
10.7	Limitation on Schlumberger Service Providers’ Liability	31
Article XI PAYMENT OF SCHLUMBERGER SERVICE PROVIDERS INVOICES		31
11.1	Preemption	31
11.2	Invoices	32
11.3	Invoice Objections	32
11.4	Invoice Objection Reserve Account	32
11.5	Payment	33
11.6	Rebate	33
11.7	Independent Contractor	33
11.8	Use of Third-Parties	34
Article XII REPRESENTATIONS OF FOREST		34
12.1	Organization, Existence	34
12.2	Authorization	34
12.3	No Conflicts	34
12.4	Consents	35
12.5	Bankruptcy	35
12.6	Claims and Litigation	35

12.7	Material Contracts	35
12.8	No Violation of Laws	37
12.9	Preferential Purchase Rights	37
12.10	Payment of Burdens and Operating Expenses	37
12.11	Imbalances	37
12.12	Current Commitments	37
12.13	Taxes	38
12.14	Brokers’ Fees	38
12.15	Delivery of Hydrocarbons	38
12.16	Partnerships	38
12.17	Environmental	38
12.18	Permits	39
12.19	Condemnation and Eminent Domain	39
12.20	Mandatory Drilling Obligations	39
12.21	Offset Obligations	39
12.22	Plugging and Abandonment	39
12.23	Personal Property	40
12.24	Vendors	40
Article XIII REPRESENTATIONS OF STC EAGLEVILLE		40
13.1	Organization; Existence	40
13.2	Authorization	40
13.3	No Conflicts	40
13.4	Consents	41
13.5	Bankruptcy	41
13.6	Claims and Litigation	41
13.7	Regulatory	41
13.8	Independent Evaluation	41
13.9	Brokers’ Fees	41
13.10	Accredited Investor	42
Article XIV REPRESENTATIONS OF THE SCHLUMBERGER SERVICE PROVIDERS		42
14.1	Organization; Existence	42
14.2	Authorization	42
14.3	No Representations	42
Article XV LIABILITY, LIMITATION AND INDEMNIFICATION		43
15.1	Assumption	43
15.2	Indemnities of Forest	44
15.3	Indemnities of STC Eagleville	45
15.4	Limitation on Liability	45
15.5	Express Negligence	46
15.6	Indemnification Procedures	46
15.7	Survival	48
15.8	Waiver of Right to Rescission	48
15.9	Insurance	48
15.10	Materiality	48
Article XVI AREA OF MUTUAL INTEREST		49
16.1	AMI Area	49
16.2	Property Acquisition Notice and Proposal Process	49
16.3	Effect of STC Eagleville’s Election Not to Participate in Option Acreage	49
16.4	Effect of STC Eagleville’s Election to Participate	49

16.5	Leases Acquired during AMI Period	50
16.6	Limitations on Option Acreage	50
Article XVII TRANSFER		50
17.1	Restrictions on Transfer	50
17.2	Tag Along Right	51
Article XVIII TAX PARTNERSHIP		52
18.1	Transfer Taxes	52
18.2	Allocation of Taxes	53
18.3	Tax Treatment	53
Article XIX PROGRAM TERM		54
19.1	Term	54
19.2	Surviving Provisions	54
Article XX DEFAULTS		54
20.1	Default by STC Eagleville	54
20.2	Defaults by Forest	56
20.3	Defaults by Schlumberger Service Provider	57
20.4	DAMAGES	58
Article XXI MISCELLANEOUS		59
21.1	Exhibits and Schedules	59
21.2	Expenses and Taxes	59
21.3	Relationship of Parties	59
21.4	No Third Party Beneficiaries	59
21.5	Confidentiality	59
21.6	Publicity	60
21.7	Non-Solicitation of Employees	60
21.8	Notices	61
21.9	Waivers; Amendments; Assignment	63
21.10	Dispute Resolution of Arbitrable Matters	63
21.11	WAIVER OF JURY TRIAL	64
21.12	GOVERNING LAW	64
21.13	VENUE AND JURISDICTION	64
21.14	Counterpart Execution	65
21.15	NO OTHER AGREEMENTS; NO PAROLE EVIDENCE	65
21.16	WAIVER OF CONSEQUENTIAL DAMAGES	65
21.17	Further Cooperation	65
21.18	Filings, Notices and Governmental Approvals	65
21.19	Liens and Security Interests	66
21.20	Force Majeure	67
21.21	IP Ownership	67
21.22	Conflict	68
21.23	Covenants Running with the Land	68

APPENDICES

Appendix 1	-	Definitions

EXHIBITS

Exhibit A	-	Leases
Exhibit B	-	Initial Wells
Exhibit C	-	Rights-of-Way
Exhibit D	-	Excluded Wells
Exhibit E	-	Form of Conveyance
Exhibit F	-	Consulting Services Agreement
Exhibit G	-	Master Service Agreement
Exhibit H	-	Operating Agreement
Exhibit I	-	Insurance
Exhibit J	-	Initial Annual Plan and Budget
Exhibit K	-	Program Area
Exhibit L	-	Area of Mutual Interest
Exhibit M	-	Service Pricing
Exhibit N	-	Lantern Drilling
Exhibit O	-	Program Technical Services Team Organization Chart
Exhibit P	-	Tax Partnership Agreement

SCHEDULES

Schedule 2.1	-	Seismic Data
Schedule 12.3	-	No Conflicts
Schedule 12.4	-	Consents
Schedule 12.6	-	Claims and Ligation
Schedule 12.7(a)	-	Material Contracts
Schedule 12.7(b)	-	Material Contract Defaults
Schedule 12.9	-	Preferential Purchase Rights
Schedule 12.12	-	Current Commitments
Schedule 12.13	-	Taxes
Schedule 12.16	-	Partnerships
Schedule 12.17	-	Environmental
Schedule 12.24	-	Vendors

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ACQUISITION AND DEVELOPMENT AGREEMENT

This Acquisition and Development Agreement (this “Agreement”) is entered into as of April 11, 2013 (the “Execution Date”), by and between Forest Oil Corporation (“Forest”), a New York corporation, STC Eagleville, LLC (“STC Eagleville”), a Texas limited liability company, Schlumberger Technology Corporation, a Texas corporation (“Schlumberger”), Smith International, Inc., a Delaware corporation (“Smith”), and M-I L.L.C., a Delaware limited liability company (“M-I”).  Forest, STC Eagleville, Schlumberger, Smith and M-I are sometimes referred to herein together as the “Parties”, and individually as a “Party”.

R E C I T A L S

A.            The Parties desire that Forest and STC Eagleville (each, a “Working Interest Party” and together, the “Working Interest Parties”) participate together in the exploration and development of the Assets.

B.            In connection therewith, the Parties desire that Forest convey to STC Eagleville, and that STC Eagleville acquire from Forest, an undivided 50% interest held by Forest in the Assets (excluding the Excluded Assets).

C.            The Parties desire that Schlumberger, Smith and M-I (together, the “Schlumberger Services Providers”), or one or more of their Affiliates, provide operational services in connection with the exploration and development of the Assets.

D.            The Parties acknowledge and agree that this Agreement and the other Transaction Documents are parts of a single, integrated transaction.

E.            The Parties desire to set forth their respective rights and obligations with respect to all such arrangements.

ARTICLE I
DEFINITIONS

1.1          Defined Terms.  Capitalized terms shall have the meanings given such terms in Appendix 1.

1.2          Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document.  Nothing contained in this Agreement will be construed to authorize any renewal, extension, modification, amendment or restatement of this Agreement or any agreement, instrument or document referred to herein.

1.3          References and Titles.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any subdivisions are for convenience only, do not constitute any part of those subdivisions and will be disregarded in construing the language contained in those subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections of this Agreement in which those phrases occur.  The word “or” is not exclusive; the word “including” (in its various forms) means “including without limitation.”  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein); and (c) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including.” A reference herein to a number of “days” will be intended to refer to that number of calendar (as opposed to working) days, unless otherwise specifically provided.  No provision of this Agreement or any other Transaction Document shall be interpreted or construed more strictly against any Person solely because such Person or its legal representative drafted such provision.

1.4          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to STC Eagleville hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

ARTICLE II
ASSET TRANSFER PROVISIONS

2.1          Asset Conveyance.  Subject to the terms and conditions of this Agreement, Forest hereby agrees to transfer to STC Eagleville, and STC Eagleville agrees to acquire, the interests described below in and to the following, owned or held as of the Execution Date, such interests in and to such assets and properties described in clauses (a) and (b) of this Section shall be referred to herein collectively as the “Conveyed Interests”:

(a)           an undivided 50% of all of Forest’s right, title and interest in and to the following assets and properties:

(i)            the oil, gas or mineral leases and oil and gas mineral fee interests more particularly described in Exhibit A (such 50% of Forest’s interest in such leases and oil and gas mineral fee interests, collectively, the “Leases”), including all working interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, production payments or similar rights or interest in the Leases, and together with all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the lands covered thereby that may be necessary, convenient or incidental to the possession and enjoyment of the Leases;

(ii)           all interests in pools or units which include all or a part of any Lease (such 50% interest in such pools and units, the “Units”);

(iii)          the oil or gas wells located on the Leases or Units as to which Drilling Operations were commenced during the Interim Period, each as more particularly described in Exhibit B (the “Initial Wells”);

(iv)          to the extent they may be assigned (after exercising commercially reasonable efforts to obtain any and all relevant consents), all permits, licenses, servitudes, easements, rights-of-way, surface use agreements, water access and water use agreements and other similar surface use or water rights, in each case, to the extent primarily used in connection with the ownership or operation of the Leases, Units or Initial Wells, including those set forth in Exhibit C (such 50% of Forest’s interest in the foregoing, collectively, the “Rights-Of-Way” and the Leases, Units, Initial Wells and Rights-Of-Way being collectively referred to hereinafter as the “Properties”);

(v)           all equipment, machinery, fixtures and other personal property, operational or nonoperational, in each case, to the extent primarily used in connection with the Properties, including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, manifolds, structures, materials and other items primarily used or held for the use in the operation of the Properties (such 50% of Forest’s interest in such properties, the “Personal Property”); and

(vi)          all Hydrocarbons produced from or attributable to the Properties on and after the Effective Time.

(b)           all of Forest’s right, title and interest in and to the following assets and properties to the extent, and only to the extent, that such assets and properties relate to the interests described in clause (a) above:

(i)            to the extent assignable, all Applicable Contracts and all rights thereunder;

(ii)           copies (in digital form, if available) of the following, to the extent (A) in Forest’s or its Affiliates’ possession or (B) to which Forest has the right to access but are in the possession of a Third Party:  (1) land and title records (including abstracts of title, title opinions (including title opinions and title curative documents), (2) Contract files, (3) correspondence, (4) maps, operations, environmental, production and accounting records, (5) facility and engineering/well files, (6) division order files (including division and interest statements), (7) engineering or production files, (8) environmental files, (9) permitting files and (10) geological data, but excluding any of the foregoing items that are primarily used in connection with the ownership or operation of the Excluded Assets (the “Records”); and

(iii)          to the extent assignable without payment of fees or other penalties unless STC Eagleville agrees to, and does, pay such fees and penalties, all geophysical data, and other seismic and related technical data and information listed on Schedule 2.1.

2.2          Excluded Assets.  Forest shall reserve and retain all of the Excluded Assets.

2.3          Consideration.  The consideration for the transfer of the Conveyed Interests, the Exclusive Services Commitment contained in Article X, and the transactions between the Parties contemplated hereby is comprised of the following components:  (a) the Initial Well Cost Recovery Obligation, (b) the Drilling Carry Obligation, (c) the Pricing Commitment and (d) the undertakings of the Schlumberger Service Providers under the Master Service Agreement and the Consulting Services Agreement.  The Initial Well Cost Recovery Obligation and the Drilling Carry Obligation were agreed upon in part based upon Forest’s Exclusive Services Commitment.

ARTICLE III
TITLE MATTERS; PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGN

3.1          Title Warranties and Representations.

(a)           Forest has, and, upon consummation of the transactions contemplated by this Agreement on the execution Date, STC Eagleville will have, Defensible Title to each Lease and Initial Well.

(b)           STC Eagleville hereby acknowledges and agrees that STC Eagleville’s sole and exclusive remedy for any Title Defect, with respect to any of the Conveyed Interests (i) before the Title Defect Claim Date, shall be as set forth in Section 3.2, and (ii) after the Title Defect Claim Date, shall be pursuant to the special warranty of title contained in the Conveyance.

3.2          Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices.  On or before the date that is six months following the Execution Date (the “Title Defect Claim Date”), STC Eagleville must deliver claim notices to Forest meeting the requirements of this Section 3.2(a) (collectively, the “Title Defect Notices” and individually, a “Title Defect Notice”) setting forth any matters which, in STC Eagleville’s reasonable opinion, constitute Title Defects and which STC Eagleville intends to assert as a Title Defect pursuant to this Article III. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the warranty of title contained in the Conveyance), STC Eagleville shall be deemed to have waived, and Forest shall have no Liability for, any Title Defect which STC Eagleville fails to assert as a Title Defect by a Title Defect Notice delivered to Forest on or before the Title Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Leases or Initial Wells affected by the Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of the Conveyed Interests in such Title Defect Property, (iv) supporting documents available to STC Eagleville reasonably necessary for Forest to verify the existence of the alleged Title Defect(s) and (v) the amount by which STC Eagleville reasonably believes the Allocated Value of the Conveyed Interests of each Title

Defect Property is reduced by the alleged Title Defect(s) and the computation upon which STC Eagleville’s belief is based.

(b)           Forest’s Right to Cure.  Forest shall have the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defect of which it has been advised by STC Eagleville at any time prior to 90 days following Forest’s receipt of a Title Defect Notice with respect to such Title Defect (each such 90-day period, a “Cure Period”); provided, however, that, if after the diligent pursuit of other remedies reasonably available to Forest to cure any such Title Defect, Forest reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable Cure Period with respect to such Title Defect shall be extended to nine months following Forest’s receipt of a Title Defect Notice with respect thereto, notwithstanding Forest’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Forest’s initial attempt to cure such Title Defect was diligently pursued in good faith and Forest initiates the quiet title or similar proceeding on or before the end of the original 90-day Cure Period and diligently pursues such proceeding.

(c)           Remedies for Title Defects.  Subject to Forest’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by STC Eagleville in accordance with Section 3.2(a) is not waived in writing by STC Eagleville or reasonably cured on or before the expiration of the applicable Cure Period, the following shall occur:

(i)            if the Working Interest Parties so mutually agree, within 10 days of the end of the applicable Cure Period with respect to any particular Title Defect, Forest shall indemnify, defend and hold harmless STC Eagleville with respect to such Title Defect by an indemnity in form and substance reasonably satisfactory to the Working Interest Parties; or

(ii)           if the Working Interest Parties do not mutually agree to provide STC Eagleville the indemnity, as set forth in Section 3.2(c)(i), within 10 days of the end of the applicable Cure Period with respect to any particular Title Defect, then, subject to Section 3.2(e): (A) if the Drilling Carry Termination Date has not occurred, reduce in accordance with the terms of Section 8.4 the Stage 1 Carry Amount by 100% of the amount determined in accordance with Section 3.2(d) as being the value of such Title Defect (the “Title Defect Amount”); or (B) if the Drilling Carry Termination Date has occurred, reduce the amount to be paid by STC Eagleville in the immediately following Advance Payment Requests under Article IX by 100% of the Title Defect Amount, and such amount shall be paid by Forest on behalf of STC Eagleville;

provided that there shall be no adjustment to the Stage 1 Carry Amount or any Advance Payment Request nor other remedies available under this Section 3.2(c) for any Title Defect Amount unless the aggregate amount of all such Title Defect Amounts (excluding any Title Defect Amounts with respect to Title Defects cured by Forest) exceeds nine hundred thousand and 00/100 Dollars ($900,000.00) (the “Title Defect Deductible”), after which point, subject to the Aggregate Title Defect Cap, STC Eagleville shall be entitled to remedies elected by it in accordance with this Section 3.2(c) to the extent that such Title Defect Amounts exceed the Title Defect Deductible.

(d)           Title Defect Amount.

(i)            If the Title Defect represents a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A, then the amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Allocated Value (on a per acre dollar amount) for such Title Defect Property as set forth on Exhibit A; provided that if the Title Defect does not affect the Lease throughout the entire life of the Lease, then the Title Defect Amount determined under this Section 3.2(d)(i) shall be reduced to take into account the applicable time period only.

(ii)           Except as provided in Section 3.2(d)(i), the Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Conveyed Interests attributable to the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(A)          if the Working Interest Parties agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(B)          if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(C)          if the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest set forth in Exhibit A and Exhibit B, as applicable, for such property, and the Working Interest is not reduced proportionately, then the Title Defect Amount shall be the product of (x) the Allocated Value of the Conveyed Interests attributable to such Title Defect Property, multiplied by (y) a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A and Exhibit B, as applicable, for such Title Defect Property;

(D)          if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Conveyed Interests attributable to the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by the Working Interest Parties and such other reasonable factors as are necessary to make a proper evaluation;

(E)           the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount pertaining to such Title Defect Property hereunder; and

(F)           notwithstanding anything to the contrary in this Section 3.2(d), the Title Defect Amount shall not exceed, with respect to each Title Defect Property, the Allocated Value of the Conveyed Interests attributable to such Title Defect Property.

(e)           Limitation.  Notwithstanding anything to the contrary in this Agreement, except for the special warranty of title in the Conveyance, Forest shall have no liability, and STC Eagleville shall have no right to recover under Section 3.2(c), for aggregate Title Defect Amounts in excess of the Aggregate Title Defect Cap.

(f)            Title Dispute Resolution.  The Working Interest Parties shall attempt to agree on all Title Defects and Title Defect Amounts prior to the expiration of the applicable Cure Period.  If the Working Interest Parties are unable to agree by the expiration of the applicable Cure Period, each Title Defect and Title Defect Amount in dispute (a “Title Dispute”) shall be exclusively and finally resolved pursuant to this Section 3.2(f).  There shall be a single arbitrator, who shall be a title attorney experienced in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located (the “Title Arbitrator”).  The Title Arbitrator shall be selected by mutual agreement of the Working Interest Parties within 15 days after the end of the applicable Cure Period, and absent such agreement, by the Houston, Texas office of the AAA.  The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 3.2(f).  In addition to being bound by and adhering to the rules and practices of the AAA and Applicable Law on arbitrator neutrality, the Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute.  Once appointed, the Title Arbitrator shall not have any ex parte communications with any Working Interest Party (or its Affiliates) concerning the Title Dispute.  The Title Arbitrator’s award shall be made within 20 days after the closing of the hearing and shall be final and binding upon both Working Interest Parties, without right of appeal.  In making his/her determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.2(d) and the AAA Rules.  The Title Arbitrator, however, may not award STC Eagleville a greater Title Defect Amount than the Title Defect Amount claimed by STC Eagleville in its applicable Title Defect Notice, nor a lower Title Defect Amount than the Title Defect Amount proposed by Forest in its response to such Title Defect Notice.  The Title Arbitrator shall determine the specific disputed Title Defect Amount submitted by either Working Interest Party and may not award damages, interest or penalties to either Party with respect to any other matter.  The Working Interest Parties shall each bear their own legal fees and other costs of presenting their case.  The Working Interest Parties shall each bear one-half of the costs and expenses of the Title Arbitrator.  Within 10 days after the Title Arbitrator delivers written notice to the Working Interest Parties of his/her award with respect to a Title Defect Amount, unless otherwise agreed by the Working Interest Parties and to the extent such Title Defect Amount would otherwise be required to be paid by one Working Interest Party to the other Working Interest Party pursuant to the terms of this Article III, (i) STC Eagleville shall pay to Forest the amount, if any, so awarded by the Title Arbitrator to Forest and (ii) Forest shall pay to STC Eagleville the amount, if any, so awarded by the Title Arbitrator to STC Eagleville.

3.3          Preferential Purchase Rights and Consents to Assign.

(a)           The Conveyed Interests subject to any Preferential Purchase Right shall be excluded from the Conveyed Interests to be conveyed on the Execution Date, and the Stage 1 Carry Amount shall be reduced in accordance with the terms of Section 8.4 by an amount equal to 100% of the Allocated Value of such Conveyed Interests being excluded.  Forest shall use commercially reasonable efforts to cause the holder of each Preferential Purchase Right to waive in writing its Preferential Purchase Right during the period to exercise such Preferential Purchase Right (the “Exercise Period”).  If such holder of the Preferential Purchase Right thereafter fails to consummate the purchase of the Conveyed Interest covered by such right on or before the expiration of the Exercise Period, then within 10 days after the date thereof, Forest shall assign such interest to STC Eagleville pursuant to a conveyance in substantially similar form to the Conveyance, and the Stage 1 Carry Amount shall be increased in accordance with the terms of Section 8.4 by an amount equal to 100% of the Allocated Value of such Conveyed Interest then being assigned.

(b)           The Conveyed Interests subject to any Material Consent shall be excluded from the Conveyed Interests to be conveyed to STC Eagleville, and the Stage 1 Carry Amount shall be reduced in accordance with Section 8.4 by an amount equal to 100% of the Allocated Value of such Conveyed Interests being excluded.  For a period of six months after the Execution Date, Forest shall use commercially reasonable efforts to cause such Material Consents to be obtained and delivered.  If a Material Consent is obtained within such six-month period, then within 10 days after such Material Consent is obtained, Forest shall assign such interest to STC Eagleville pursuant to a conveyance in substantially similar form to the Conveyance, and the Stage 1 Carry Amount shall be increased in accordance with Section 8.4 by an amount equal to 100% of the Allocated Value of such Conveyed Interest then being assigned.

(c)           With respect to each Consent set forth in Schedule 12.4 that does not constitute a Material Consent, the Conveyed Interests (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Forest to STC Eagleville on the Execution Date as part of the Conveyed Interests.  For a period of 12 months after the Execution Date, Forest shall use commercially reasonable efforts to cause any such Consent to be obtained and delivered.

ARTICLE IV
EXECUTION DATE ACTIONS

4.1          Forest Deliveries to STC Eagleville.  Forest shall contemporaneously with the execution and delivery of this Agreement deliver to STC Eagleville the following:

(a)           duly executed original counterparts to:

(i)            the Conveyance, in sufficient number to allow recording or filing in all appropriate offices,

(ii)           the Tax Partnership Agreement,

(iii)          the Operating Agreement,

(iv)          the Memorandum of Operating Agreement, in sufficient number to allow recording or filing in all appropriate offices,

(v)           the Memorandum of ADA, in sufficient number to allow recording or filing in all appropriate offices, and

(vi)          any other Transaction Document required by the terms of this Agreement;

(b)           a duly executed certificate to both STC Eagleville and the Tax Partnership, in a form satisfactory to STC Eagleville, to the effect that Forest is not a foreign Person and otherwise meeting the requirements of Regulations Section 1.1445-2(b); and

(c)           Written confirmation from Forest’s general counsel that (i) Forest’s entry into this Agreement does not violate any covenant of any Debt Instrument, and (ii) as of the Execution Date, there are no Liens under any Debt Instrument upon any of the Conveyed Interests which has not been released.

4.2          Forest Deliveries to Schlumberger Service Providers.  Forest shall contemporaneously with the execution and delivery of this Agreement deliver to the Schlumberger Service Providers duly executed original counterparts to:

(a)           the Master Service Agreement;

(b)           the Consulting Services Agreement; and

(c)           any other Transaction Document required by the terms of this Agreement.

4.3          STC Eagleville Deliveries.  STC Eagleville shall contemporaneously with the execution and delivery of this Agreement deliver to Forest duly executed original counterparts to:

(a)           the Conveyance, in sufficient number to allow recording or filing in all appropriate offices;

(b)           the Tax Partnership Agreement;

(c)           the Operating Agreement;

(d)           the Memorandum of Operating Agreement in sufficient number to allow recording or filing in all appropriate offices;

(e)           the Memorandum of ADA, in sufficient number to allow recording or filing in all appropriate offices; and

(f)            any other Transaction Document required by the terms of this Agreement;

4.4          Schlumberger Service Providers Deliveries.  The Schlumberger Service Providers shall contemporaneously with the execution and delivery of this Agreement deliver to Forest duly executed original counterparts to:

(a)           the Master Service Agreement;

(b)           the Consulting Services Agreement; and

(c)           any other Transaction Document required by the terms of this Agreement.

ARTICLE V
NATURE OF JOINT DEVELOPMENT; SCOPE AND COSTS

5.1          Scope.  This Agreement governs, among other things, the respective rights and obligations of the Working Interest Parties with respect to the funding, development and operation of the Assets.  This Agreement does not govern the funding, development or operation of any equipment, fixtures or other assets located downstream of the outlet flange of the relevant custody transfer meter or allocation meter (or, in the case of Hydrocarbon liquids, downstream of the outlet flange in the tanks or custody transfer meter) located on or in the vicinity of the Assets, which are outside the scope of this Agreement.

5.2          Participating Interest.

(a)           As of the Execution Date, each Working Interest Party has the following Participating Interest Share:

Working Interest Party	Participating Interest Share
Forest	50%
STC Eagleville	50%

(b)           If a Working Interest Party Transfers all or any undivided percentage of its Participating Interest Share of the Assets pursuant to the provisions of Article XVII, the Participating Interest Shares of the Working Interest Parties shall be revised accordingly.

5.3          Operating Agreement.  All Assets in the Program Area: (i) in which only the Working Interest Parties own interests as of the Execution Date, or (ii) in which the Working Interest Parties hereafter both acquire interests, shall be deemed to be subject to and governed by an operating agreement in the form attached as Exhibit H (the “Operating Agreement”).  In the event any portion of the Assets is governed by a Third Party operating agreement (a “Third Party Agreement”), the terms of that Third Party Agreement will control as between the Third Party and the Working Interest Parties; provided that the Operating Agreement will apply as between the Working Interest Parties to the greatest extent possible.  In the event of any conflict or inconsistency between the terms of this Agreement and the Operating Agreement, this Agreement shall prevail to the extent of such conflict.  If the remainder of the entire interest covered by an existing Third Party Agreement is subsequently acquired, then such Third Party Agreement shall be superseded and replaced in its entirety by the Operating Agreement (subject to the prevailing terms of this Agreement).

5.4          Operator.

(a)           Forest is hereby designated and agrees to serve as operator under the Operating Agreement (“Operator”) to perform Development Operations, Rework Operations and Area-Wide Operations.  Subject to Section 5.4(b), Forest shall not agree to the appointment of any other Person (including an Affiliate) as Operator without the prior written consent of STC Eagleville.

(b)           Forest may be removed as Operator under the Operating Agreement for Good Cause.  As used herein, “Good Cause” shall be deemed to exist (i) upon the breach of any material obligation under the Operating Agreement or this Agreement where Forest has not cured any such breach within 30 days of receiving written notice of such breach or (ii) Forest has engaged in fraud, willful misconduct or gross negligence in the performance of its duties with respect to this Agreement or the Operating Agreement.

5.5          HSE Standards.  Forest shall maintain written health, safety and environmental (“HSE”) policies, programs and systems covering Development Operations, Rework Operations and Area-Wide Operations conducted by Forest (as amended and modified from time to time, an “HSE Program”).  Forest shall (a) monitor on a regular basis its HSE performance and record performance data on a basis that conforms in all material respects with applicable industry standards and (b) conduct an annual review of its HSE Program.  Prior to conducting an annual review of its HSE Program, Forest shall give STC Eagleville reasonable advance notice of such annual review and an opportunity to reasonably participate in such annual review.  Forest shall submit to the Program Development Committee, promptly after such annual review is completed, a written description describing in reasonable detail the results and findings of such annual review.

5.6          Operations Standard.  Forest shall conduct all Development Operations, Rework Operations and Area-Wide Operations as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, and in accordance with (a) good oilfield practice, (b) the terms and conditions of this Agreement and the Operating Agreement, (c) any other standards or guidelines agreed upon by the Program Development Committee, including payment of all Third Party invoices in connection with operations no later than within 30 days of the date due, and (d) Applicable Law.

5.7          Liability of Operator.  Subject to the rights of STC Eagleville to remove Forest as Operator under the Operating Agreement in accordance with Section 5.4, in no event shall Forest have any liability to STC Eagleville as Operator for any claim, damage, loss or liability sustained or incurred in connection with its performance of any Development Operation, Rework Operation or Area-Wide Operation, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR

LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OPERATOR, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF FOREST OR ANY OF ITS AFFILIATES; provided that Operator shall not be released or exonerated from liability for a material breach of any financial, administrative or procedural (such as providing notices and voting) obligation; and provided further that each Working Interest Party acknowledges and agrees that any such claim, damage, loss or liability (other than that caused by gross negligence or willful misconduct of Forest, its Affiliates or any officer, partner, member, director, agent or employee of Forest or any of its Affiliates or the material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of Forest), shall be borne severally by the Working Interest Parties in proportion to their Participating Interest Share in the Development Operation, Rework Operation or Area-Wide Operation giving rise to such claim, damage, loss or liability.

5.8          Rentals, Shut-in Well Payments and Royalties.  Forest shall be responsible for paying, on behalf of STC Eagleville, STC Eagleville’s share of (a) all rentals, shut-in well payments and minimum royalties required to be paid to lessors under the Leases, and (b) all valid and subsisting royalties, overriding royalties and other Burdens required to be paid to lessors and holders of overriding royalties and other Burdens on the Leases; provided that Forest may determine, in its reasonable discretion as a reasonable prudent operator (after consulting with STC Eagleville), not to renew, maintain or extend any Lease in the Program Area.  If Forest (after consulting with STC Eagleville) determines not to renew, maintain or extend any of the Leases in the Program Area, Forest will provide STC Eagleville with no less than 30 days (to the extent reasonably possible) notice of such determination in writing prior to the expiration of such portion of such Lease, and STC Eagleville will have the right to enter into new arrangements with the applicable lessor to become solely responsible in respect of such Lease.  Thereafter, notwithstanding anything contained in this Agreement to the contrary, such Lease shall be deemed to be excluded from the terms and conditions of this Agreement.

5.9          Insurance.  Forest shall at all times carry insurance for the benefit of the joint account of the Working Interest Parties as outlined in Exhibit I (or at such other insurance level as the Program Development Committee may approve) for the Program Area.  Forest shall provide copies of such policies to STC Eagleville, and shall notify STC Eagleville if it has been unable to obtain or maintain any of such policies.  Except for worker’s compensation policies, Forest shall arrange for STC Eagleville to be named as an additional insured on the relevant policies, with waivers of subrogation in favor of STC Eagleville with respect to its interests under this Agreement or the Operating Agreement, as applicable.  Forest shall use commercially reasonable efforts to duly file any relevant claims and to collect for the account of STC Eagleville any proceeds under such policies.

5.10        Reports.

(a)           Unless otherwise prohibited by the terms of the Operating Agreement or (subject to Section 5.10(d)) a confidentiality obligation under any other Applicable Contract or by Applicable Law, Forest shall provide the following data and reports, as they are produced or compiled after the Execution Date (unless otherwise provided below), for each Development Operation, Rework Operation and Area-Wide Operation to STC Eagleville to the extent STC Eagleville elects to participate in such Development Operation, Rework Operation or Area-Wide Operation in accordance with Article VII:

(i)            copies of all logs and surveys, including in digitally recorded format if such exists;

(ii)           daily drilling and production reports;

(iii)          copies of all tests and core data and analysis reports;

(iv)          final well recap reports, including well bore diagrams;

(v)           copies of all plugging reports;

(vi)          as requested by STC Eagleville, copies of current geological and geophysical maps, seismic sections and shot point location maps;

(vii)         development schedules and annual progress reports on development projects;

(viii)        field and well performance reports;

(ix)          copies of written notices provided by any Third Party regarding violations or potential violations of Applicable Law (including any applicable health, safety or Environmental Laws);

(x)           copies of all material reports, including Tax Returns provided to any Governmental Authority;

(xi)          as requested by STC Eagleville, copies of any material correspondence between Forest as Operator and any Governmental Authority;

(xii)         copies of all title opinions, including drill site title opinions and division order title opinions;

(xiii)        copies of all post-fracing flowback reports;

(xiv)        such other information as may be reasonably requested by STC Eagleville; and

(xv)         such other reports as may be directed by the Program Development Committee.

(b)           Notwithstanding the foregoing, but without limiting the information required to be provided by Forest under the Operating Agreement, Forest will not be obligated to provide to STC Eagleville copies of: (i) any of its own independent reserve reports or evaluations or reservoir studies; or (ii) any data or report to the extent such data or report is generated, assembled or prepared by a Third Party and STC Eagleville has not paid its Participating Interest Share of Approved Costs relating to such data or report.

(c)           To the extent STC Eagleville is or may be responsible for any portion of the liability associated therewith, Forest shall promptly notify STC Eagleville of such written claim or suit arising from Development Operations, Rework Operations or Area-Wide Operations of which Forest becomes aware that exceeds (or is reasonably likely to exceed) fifty thousand and 00/100 Dollars ($50,000.00), and, upon request of STC Eagleville from time to time, shall further provide, in a timely manner, the then current information regarding the progress and status of any such claims or suits.

(d)           Forest shall use its commercially reasonable efforts to obtain a waiver of any confidentiality obligation under any Applicable Contract that might prevent it from providing to STC Eagleville the data and reports required by Section 5.10(a).

5.11        Custody of Funds.  Any funds delivered by STC Eagleville to Forest in satisfaction of any Approved Costs shall remain the property of STC Eagleville until expended by Forest in accordance with the terms of this Agreement and the applicable Advance Payment Request.

5.12        Marketing.  Without limiting STC Eagleville’s right to take its proportionate share of Production from any Approved Well in-kind pursuant to the Operating Agreement, Forest shall market (or shall cause to be marketed) all of STC Eagleville’s share of Hydrocarbons that are produced from such Approved Well in good faith for a recurring term of mutually agreed duration that is less than one year and not in excess of the minimum needs of the industry.  Without limitation of the foregoing, Forest shall use commercially reasonable efforts to obtain the best available market price in the area for STC Eagleville’s share of Hydrocarbons at the time sold, and the weighted average price paid to STC Eagleville for its share of Hydrocarbons produced from any Approved Well shall not be less than the weighted average price paid to Forest for Forest’s share of Hydrocarbons produced from such Approved Well.

5.13        Contracts; Use of Affiliates.  Except as provided herein, Forest may contract with its Affiliates and related parties to provide services and materials in connection with Development Operations, Rework Operations or Area-Wide Operations.  All services performed and materials supplied by any such Affiliates or related parties shall be performed or supplied at arm’s length and on competitive rates, pursuant to written agreements and in accordance with customs and standards prevailing in the industry.  Forest shall not enter into any Applicable Contract with an Affiliate that contains a confidentiality obligation that would prevent Forest from providing to STC Eagleville the data and reports required by Section 5.10.  Without limiting the foregoing, the terms and provisions set forth in Exhibit N shall govern the provision or services, equipment or materials performed by Lantern Drilling.

5.14        Access.  Forest agrees to provide STC Eagleville with access to Forest’s staff and information related to the Development Operations, Rework Operations and Area-Wide Operations, as reasonably requested during Forest’s normal business hours; provided that such access and information shall not unduly burden Forest’s administrative and technical personnel.

5.15        Additional Compensation.  Notwithstanding anything to the contrary in Exhibit C of the Operating Agreement, the Operator may directly charge the joint account for the salaries, wages, related payroll burdens and benefits, and personal expenses for Off-Site Technical Services (as such term is defined in the Operating Agreement) performed by Operator’s personnel; provided such services are for the direct benefit of the activities and operations under the Operating Agreement.  The charge for such services shall be based on time worked as supported by Operator’s time reporting system.

ARTICLE VI
PROGRAM DEVELOPMENT COMMITTEE,
ANNUAL WORK PLANS AND BUDGETS

6.1          Program Development Committee Formation.

(a)           To facilitate the creation, approval and amendment of each Annual Plan and Budget, to approve or disapprove the other matters set forth in Section 6.3 and to provide (directly or through one or more subcommittees, including through the Program Technical Services Team) advice and recommendations for the conduct of Development Operations, Rework Operations and Area-Wide Operations, there is hereby established a joint development committee composed of representatives of each Working Interest Party (the “Program Development Committee”).  Each Working Interest Party shall be entitled to appoint two representatives and two alternate representatives to serve on the Program Development Committee, and shall appoint their initial representatives and alternate representatives by notice to the other Working Interest Party on or prior to the first meeting of the Program Development Committee.  All actions of a Working Interest Party taken with respect to the Program Development Committee shall be taken through its representatives or alternate representatives.  Each Working Interest Party shall have the right to change its representatives at any time by giving notice of such change to the other Working Interest Party.

(b)           The representatives of a Working Interest Party, or in their absence each Working Interest Party’s alternate representatives, shall be authorized to represent and bind such Working Interest Party with respect to any matter which is within the powers of the Program Development Committee and is properly brought before the Program Development Committee.  Each alternate representative shall be entitled to attend all Program Development Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he/she is the alternate.  In addition to the representatives and alternate representatives, each Working Interest Party may also bring to any Program Development Committee meetings such advisors as it may deem appropriate.

6.2          Meetings of the Program Development Committee.

(a)           Either Working Interest Party may request a meeting of the Program Development Committee by giving notice to the other Working Interest Party, which notice shall include any proposals by such Working Interest Party for consideration at the meeting.  Forest shall schedule such meeting for a date not less than five days nor more than 15 days after receipt of the request.

(b)           Each notice of a meeting of the Program Development Committee shall contain:  (i) the date, time and location of the meeting; (ii) an agenda of the matters and proposals to be considered or voted upon; and (iii) copies of all proposals to be considered at the meeting.  Not less than five Business Days prior to a Program Development Committee meeting, a Working Interest Party may add additional matters to the agenda for such meeting.  Upon the request of a Working Interest Party, and with the unanimous consent of the other Working Interest Party, the Program Development Committee may consider at a meeting a proposal not contained in such meeting agenda.

(c)           There shall be at least one meeting of the Program Development Committee each quarter of the Budget Year unless the Working Interest Parties agree in writing to the contrary.  The initial meeting will be held within 30 days of the Execution Date.

(d)           Forest shall have the right to appoint one of its representatives to act as the chairman of the Program Development Committee.  While the chairman as a representative is entitled to one vote, the chairman shall not be deemed to have a deciding vote.  The chairman of the Program Development Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Program Development Committee meeting.  Each Working Interest Party shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Program Development Committee.

(e)           The secretary shall provide each Working Interest Party with a copy of the minutes of each Program Development Committee meeting within five Business Days after the end of the meeting.

(f)            Unless otherwise agreed to by the members of the Program Development Committee, the members of the Program Development Committee shall be allowed to participate telephonically (or, to the extent available, by video conference) in any such meeting.

(g)           All decisions, approvals and other actions of the Program Development Committee shall be decided by the affirmative vote of members of the Program Development Committee holding collectively at least three-quarters of the votes eligible to vote on such proposals.  The Program Development Committee shall keep a written record of all meetings and actions taken by the Program Development Committee or any of its subcommittees.  To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, no member of the Program Development Committee, in his or her capacity as a member of the Program Development Committee, shall have any duty, fiduciary or otherwise, to the Working Interest Party that did not appoint such member in connection with any act or omission by such member under this Agreement or any other Transaction Document.  Each Working Interest Party agrees and acknowledges that each member of the Program Development Committee shall be entitled to determine whether or not to take any action under this Agreement or any other Transaction Document by considering only the interests of the Working Interest Party that designated such member to the Program Development Committee and not the interests of the other Working Interest Party.

(h)           In lieu of a meeting, any Working Interest Party may submit by written notice any proposal that is within the Program Development Committee’s powers to approve or disapprove (including any amendment to the then existing Annual Plan and Budget) to the Program Development Committee for a vote.  Such Working Interest Party shall provide a copy of any such proposal by written notice to the members of the Program Development Committee.  The members of the Program Development Committee shall communicate their votes on the proposal by written notice to the submitting Working Interest Party within 14 days after receipt of the proposal from such Working Interest Party.  Promptly following the expiration of the relevant time period, the submitting Working Interest Party shall give each member of the Program Development Committee a confirmation notice stating the tabulation and results of the vote on such proposal.

6.3          Function and Authority of the Program Development Committee.  The Program Development Committee shall have only the powers and duties expressly ascribed to it in this Agreement.  Each of the following actions shall require the approval of the Program Development Committee:

(a)           the adoption of any Annual Plan and Budget and any amendment, modification or supplement to any Annual Pan and Budget as provided in Section 6.6(b);

(b)           any Material Contract or any Applicable Contract with an Affiliate of Forest or a contract or agreement that contains a confidentiality obligation that would prevent Forest from providing to STC Eagleville the data and reports required by Section 5.10;

(c)           formation or dissolution of any subcommittee of the Program Development Committee;

(d)           any action to terminate (other than a suspension as provided in Section 20.3(c)) the provision of services, equipment and materials that the Schlumberger Service Providers have the exclusive right to provide pursuant to the terms of this Agreement;

(e)           modification of the composition of the Program Technical Services Team, the services performed by the Program Technical Services Team, and the services performed by the STC Eagleville designated members of the Program Technical Services Team;

(f)            approval of, and any amendment, modification or supplement to any previously approved operating guidelines to be followed by Forest in conducting Development Operations, Rework Operations or Area-Wide Operations, including the HSE Program;

(g)           any amendment, modification or supplement to the insurance standards required to be maintained by Forest as provided in Section 5.9 or the reports to be provided by Forest as provided in Section 5.10;

(h)           such additional matters as are expressly set forth in this Agreement or any Transaction Document as requiring or permitting the approval of the Program Development Committee.

6.4          Working Interest Party Representatives.  Each Working Interest Party will designate a representative (the “Working Interest Party Representative”) who will be the primary, but not exclusive, day-to-day point of contact for the other Working Interest Party with respect to safety, operational, technical, production, financial, land, permitting, marketing and other matters under this Agreement and the Operating Agreement.  Each Working Interest Party Representative shall meet with the Working Interest Party Representative of the other Working Interest Party on a regular basis in person or by telephone to (a) discuss the status of such matters, (b) identify and seek to resolve any issues that may arise with respect to such matters, and (c) seek to enhance the safety, compliance, continuous improvement, production and costs of operations under this Agreement and the Operating Agreement.

6.5          Initial Annual Plan and Budget.  Within 30 days of the Execution Date, Forest and STC Eagleville shall agree upon an initial annual development plan and budget for Development Operations, Rework Operations and Area-Wide Operations, which the Working Interest Parties anticipate to be conducted by Forest from April 1, 2013 through December 31, 2013 (“Initial Budget Year”) that is in accordance with the parameters described in Exhibit J (as amended, modified or supplemented, the “Initial Annual Plan and Budget”).  Forest shall be responsible for conducting the Development Operations, Rework Operations and Area-Wide Operations that are contemplated by, and in accordance with, the Initial Annual Plan and Budget covering the Program Area.  The Program Development Committee shall have the sole right to amend, modify and supplement the Initial Annual Plan and Budget.

6.6          Subsequent Annual Plan and Budgets.

(a)           Preparation and Submission.  Other than with respect to the Initial Budget Year, on or before October 15 of each calendar year, Forest shall prepare and submit to the Program Development Committee a proposed annual development plan and budget for each subsequent Budget Year (the “Annual Plan and Budget”).  In preparing such proposed Annual Plan and Budget, Forest shall consult with the Program Technical Services Team.  The proposed Annual Plan and Budget submitted by Forest shall contain at least the following with respect to the Program Area:

(i)            listing of all Development Operations, Rework Operations and Area-Wide Operations that are expected to be conducted by Forest in the Program Area during such Budget Year (including with respect to any proposed Area-Wide Operation, the information required to be delivered to the Working Interest Parties in accordance with Section 7.2(c));

(ii)           all lease maintenance costs and expenditures required under the terms of existing Leases or existing Third Party Contracts held by Forest for the benefit of Development Operations, Rework Operations and Area-Wide Operations (including each Working Interest Party’s share thereof);

(iii)          itemized estimates of the costs and expenses of Development Operations, Rework Operations or Area-Wide Operations (including each Working Interest Party’s share thereof, including the Drilling Carry Obligation and Initial Well Cost Recovery Obligation, separately stated, in the case of STC Eagleville) for

Development Operations, Rework Operations and Area-Wide Operations covered by the proposed Annual Plan and Budget by budget category containing sufficient detail, if available, to afford the ready identification of the nature, scope and duration of the activity in question;

(iv)          the number of wells proposed to be drilled as part of the Development Operations and Rework Operations during such Budget Year, the areas for drilling groups of wells and proposed locations of such wells (to the extent reasonably ascertainable at the time such Annual Plan and Budget is proposed), and the estimated costs and expenses for the Development Operations and Rework Operations (including each Working Interest Party’s share thereof) associated therewith;

(v)           estimates of the schedule pursuant to which the Working Interest Parties’ Share of the costs and expenses for the Development Operations, Rework Operations and Area-Wide Operations included in the Annual Plan and Budget are anticipated to be incurred by the Working Interest Parties;

(vi)          a forecast of the number of active rigs, the drilling days from spud to rig release including the expected time from rig release to first production, including estimates for stimulation/completion days and a forecast of all relevant capital and operational costs related to the foregoing;

(vii)         the sequence of development of the Program Area, to the extent known;

(viii)        a forecast of future Production of all wells operated by Forest in the Program Area in four categories: (A) wells already on stream, (B) wells stimulated but not on stream, (C) wells drilled but not stimulated, and (D) wells to be drilled (wells on stream shall be forecasted on an individual performance basis (individual decline analysis) and all other wells shall be forecasted on an area basis based on expected performance for the relevant locations (pro-forma curves));

(ix)          estimated Production for the applicable Budget Year; and

(x)           any other information that a member of the Program Development Committee reasonably requests to have included in such proposed Annual Plan and Budget.

Forest shall also provide to the Program Development Committee any technical and interpretive data to support its proposed Annual Plan and Budget that any member of the Program Development Committee may reasonably request.

(b)           Review and Approval.  Following distribution of the proposed Annual Plan and Budget from Forest, the Program Development Committee shall have 30 days to furnish to the other members of the Program Development Committee any proposed revisions they desire to make to such proposed Annual Plan and Budget.  Promptly following the Program Development Committee’s 30-day review process, the Program Development Committee shall meet to consider the proposed Annual Plan and Budget and any recommendations made with respect thereto by any member of the Program Development Committee, and approve or reject the proposed Annual Plan and Budget and such recommendations.

(c)           Dispute Resolution.  The Committee Members shall use reasonable efforts to resolve any disagreements and approve or disapprove an Annual Plan and Budget no later than December 1 prior to the beginning of the next succeeding Budget Year.  If the Committee Members are unable to resolve any disagreement regarding the Annual Plan and Budget by December 1, then (i) the Committee Members shall attempt to resolve such disagreement pursuant to Section 6.6(c)(i), and (ii) until any such dispute has been resolved, the Program Development Committee shall be deemed to have approved an Annual Plan and Budget for such Budget Year that incorporates (A) the expenditures and items set forth in the proposed Annual Plan and Budget that are approved by the Program Development Committee, and (B) with respect to any expenditures and items set forth in the proposed Annual Plan and Budget that are not approved by the Program Development Committee, expenditures and items equal to the amounts for any such expenditures and items that were included in the immediately preceding Budget Year’s approved Annual Plan and Budget or, if any such expenditures and items were not included in the immediately preceding Budget Year’s Annual Plan and Budget, and such expenditures and items are required pursuant to Applicable Law, an amount for such expenditures and items determined by Forest in good faith.  Upon the resolution of any disputed items, the Annual Plan and Budget, as amended to include the applicable disputed item(s) as resolved, shall be considered approved by the Program Development Committee.

(i)            If the Program Development Committee has disagreed (an “Annual Plan and Budget Dispute”), then the Committee Members will consult and negotiate with each other in good faith to find a solution that would be approved by the Program Development Committee.  If the Committee Members do not reach such a solution within 10 Business Days from the date the disagreement occurred, then either Working Interest Party may give written notice to the other Working Interest Party that the Program Development Committee’s failure to approve such action will, in such Working Interest Party’s judgment, adversely affect the Assets (a “Dispute Notice”).

(ii)           Within five Business Days after the delivery of the Dispute Notice, the Annual Plan and Budget Dispute will be referred by the Committee Members to a senior executive officer of the Working Interest Parties (each, a “Party Executive”) in an attempt to reach resolution.  The Party Executives will consult and negotiate with each other in good faith and, if they are unable to agree within 30 days of the date of delivery of the Dispute Notice, then they will adjourn such attempts for a further period of five Business Days during which the Party Executives will not be obligated to consult with each other.  On the first Business Day following such period, the Party Executives shall consult with each other again in an effort to resolve the Annual Plan and Budget Dispute.  If the Party Executives are unable to resolve the Program Plan and Budget Dispute within 10 Business Days following such period, then either Working Interest Party may submit such matter to arbitration in accordance with the provisions of Section 6.6(c)(iii).

(iii)          If either Working Interest Party elects to submit an Annual Plan and Budget Dispute that remains unresolved by the Working Interest Parties (and the Committee Members) after compliance with the procedures set forth in the foregoing provisions of Section 6.6(c)(iii), then either Working Interest Party shall have the right, upon written notice to the other Working Interest Party to designate such Annual Plan and Budget Dispute an Arbitrable Matter, which shall be resolved in accordance with the procedures set forth in Section 21.10.

(d)           Subject to the conditions set forth in Article VII, approval by the Program Development Committee of an Annual Plan and Budget shall constitute the Program Development Committee’s deemed approval for Forest to expend up to 20% in excess of the authorized amount applicable to its operations within each Annual Plan and Budget category, not to exceed, in the aggregate, 10% of the aggregate amount applicable to such operations in such Annual Plan and Budget.  Forest shall promptly notify the Program Development Committee of any expenditure made by it in the exercise of its rights pursuant to this Section 6.6(d).  The deemed approval levels set forth in this Section 6.6(d) shall be calculated with respect to the original amount of an Annual Plan and Budget or, once amended, the amended amount of the Annual Plan and Budget.

(e)           Notwithstanding anything to the contrary in this Agreement, Forest is expressly authorized to make expenditures and incur liabilities when it reasonably determines that such expenditures or incurrences are necessary or advisable to deal with emergencies, including well blowouts, fires, oil spills or any other similar event that may endanger property, lives or the environment.  Forest shall as soon as practicable report to STC Eagleville the nature of any such emergency, the measures it intends to take or has taken in respect of such emergency and the estimated related expenditures.

(f)            For the avoidance of doubt, any reference in this Agreement to an Annual Plan and Budget in connection with any operations, rights or obligations shall mean an Annual Plan and Budget that is approved or deemed to have been approved by the Program Development Committee, including all amendments to such Annual Plan and Budget that are approved (or deemed approved) by the Program Development Committee pursuant to the terms hereof.

ARTICLE VII
DEVELOPMENT OPERATIONS, REWORK OPERATIONS AND AREA-WIDE OPERATIONS PROPOSAL PROCESS

Notwithstanding provisions of the Operating Agreement to the contrary, (i) from and including the Execution Date until the Program Termination Date with respect to Forest, and (ii) from and including the earlier of the (x) Drilling Carry Termination Date, and (y) occurrence of a Material Development Cost Payment Default, Material Exclusive Services Commitment Default or a Material Consulting Services Commitment Default by Forest under Section 20.2, until the Program Termination Date with respect to STC Eagleville, each Working Interest Party shall follow the procedures set forth in this Article VII with respect to Development Well Proposals, Rework Operation Proposals and Area-Wide Proposals.

7.1          Conditions to Issuance of Proposal.  Neither Working Interest Party may issue a Development Well Proposal, Rework Operation Proposal or Area-Wide Proposal without the prior written consent of the other Working Interest Party unless (i) such proposal has have been evaluated by the Program Technical Services Team, and (ii) with respect to any Development Well Proposal, the Program Technical Services Team has participated in the preparation of the Preliminary Drilling Program, Preliminary Completion Program and Production System Program for such proposed Development Operation.

7.2          Content of Proposals.

(a)           Content of Development Well Proposal.  Any Development Well Proposal shall at a minimum contain the following:

(i)            a Preliminary Drilling Program, a Preliminary Completion Program and a Production System Program, including procedures satisfying the requirements of the Production System Program definition;

(ii)           a detailed AFE for the Drilling Operation, Completion Operation and Production System Operation;

(iii)          specification of the Drilling Operation services, Completion Operation services and Production System Operation services requested to be provided by a Schlumberger Service Provider;

(iv)          specification of the services to be provided by any Affiliate of Forest and pricing information relating to provision of such services;

(v)           the proposed drilling contract with the drilling contractor or confirmation that the contract is in the form and contains the terms and conditions previously approved; and

(vi)          the proposed schedule for performance of the Drilling Operations and Completion Operations.

(b)           Content of Rework Operations Proposal.  Any Rework Operations Proposal shall at a minimum contain the following:

(i)            a detailed Rework Operations procedures plan;

(ii)           a detailed AFE for the Rework Operations;

(iii)          specification of Rework Operation services requested to be provided by a Schlumberger Service Provider; and

(iv)          the proposed date for commencement of the Rework Operations.

(c)           Content of Area-Wide Operation Proposal.  Any Area-Wide Operation Proposal shall at a minimum contain the following:

(i)            a detailed Area-Wide Operations procedures plan;

(ii)           a detailed AFE for the Area-Wide Operations; and

(iii)          the proposed date for commencement of the Area-Wide Operations.

7.3          Review Period.  The non-proposing Working Interest Party shall have a period of 10 Business Days following full satisfaction of the conditions set forth in Sections 7.1 and 7.2 to review and evaluate the technical and economic aspects of each Development Well Proposal, Rework Operation Proposal and Area-Wide Proposal and (during such 10 Business Day period) may elect to participate in or not to participate in such Development Well Proposal, Rework Operation Proposal or Area-Wide Proposal in its sole discretion.  The non-proposing Working Interest Party shall be deemed to have elected to participate in any Development Well Proposal, Rework Operation Proposal or Area-Wide Proposal that it does not reject in writing within the 10 Business Day period.  In addition, the Working Interest Parties shall be deemed to have elected to participate in any Area-Wide Proposal approved by the Program Development Committee as part of the Annual Plan and Budget.

7.4          Pre-Drilling Due Diligence.  Prior to commencing an Approved Development Well Operation, Forest shall have (a) performed such title due diligence and title curative work as would be performed by a reasonably prudent oil and gas operator drilling a well, and (b) caused an environmental assessment report to be prepared by a Third Party acceptable to STC Eagleville with respect to the proposed Development Well, the Leases and land associated therewith, or that would be impacted by the proposed Development Operation that concludes that there are no identified Hazardous Materials or conditions violating any Environment Laws.

7.5          Effect of Rejection of a Development Well Proposal.

(a)           If a Development Well Proposal is rejected by STC Eagleville pursuant to Section 7.3 and Forest commences the subject Development Operation within 60 days of STC Eagleville’s rejection pursuant to Section 7.3, and diligently pursues operations thereafter, the following shall occur:

(i)            STC Eagleville shall execute and deliver to Forest a reassignment (with special warranty) of its interest in the Rejected Well and the Rejected Well Acreage; and

(ii)           STC Eagleville shall have no Liability with respect to the Rejected Well and the Rejected Well Acreage and shall be indemnified by Forest with respect to any claims related thereto other than to the limited extent provided in Section 8.2.

(b)           If a Development Well Proposal is rejected by Forest pursuant to Section 7.3 and the subject Development Operation is commenced within 60 days of Forest’s rejection pursuant to Section 7.3, and operations are diligently pursued thereafter, then Forest shall be subject to the relinquishment and cost recoupment provisions set forth in Article VI of the Operating Agreement.

7.6          Effect of Rejection of a Rework Operation Proposal.

(a)           If a Rework Operation Proposal is rejected by STC Eagleville pursuant to Section 7.3 and Forest commences the subject Rework Operation within 60 days of STC Eagleville’s rejection pursuant to Section 7.3, and diligently pursues operations thereafter, the following shall occur:

(i)            STC Eagleville shall execute and deliver to Forest a reassignment (with special warranty and depth limitations) of its interest in the Rejected Rework Well solely as it relates to the zone in which the Rework Operation was to be performed (as specified in the applicable Rework Operation Proposal) and the Rejected Rework Acreage Zone; and

(ii)           STC Eagleville shall have no Liability with respect to the Rejected Rework Well, the Rejected Rework Operation and the Rejected Rework Acreage Zone, and shall be indemnified by Forest with respect to any claims related thereto other than to the limited extent provided in Section 8.2.

(b)           If a Rework Operation Proposal is rejected by Forest pursuant to Section 7.3 and the subject Rework Operation is commenced within 60 days of Forest’s rejection pursuant to Section 7.3, and operations are diligently pursued thereafter, then Forest shall be subject to the relinquishment and cost recoupment provisions set forth in Article VI of the Operating Agreement.

7.7          Effect of Rejection of an Area-Wide Proposal.  Subject to the last sentence of Section 7.3, if an Area-Wide Proposal is rejected by a Working Interest Party pursuant to Section 7.3 and such Area-Wide Operation is commenced within 60 days of such Working Interest Party’s rejection pursuant to Section 7.3, and operations are diligently pursued thereafter, then the rejecting Working Interest Party shall have no right to the seismic or other geophysical data obtained as a result of such Area-Wide Operation.

7.8          New Technology Proposed Operation.

(a)           STC Eagleville may at any time after the Execution Date (but no more often than once per calendar quarter) notify Forest that a Schlumberger Service Provider proposes to conduct a New Technology Operation.  Such notice shall include the work to be performed, the location, the objectives, and estimated cost of such operation.

(b)           Forest shall within twenty (20) days after receipt of such notice notify STC Eagleville in writing as to whether it elects to participate in such New Technology Operation.

(c)           If Forest elects to participate in the New Technology Operation, the operation will be treated as an Approved Development Well Operation.

(d)                                 Failure by Forest to timely affirmatively elect to participate in the New Technology Operation within the period specified above shall be deemed an election not to participate in the New Technology Operation.

(e)                                  If Forest elects (or is deemed to elect) not to participate in a New Technology Operation, then:

(i)                                     It shall, as Operator, cause the New Technology Operation to be performed in accordance with STC Eagleville’s instructions, as promptly as practicable and with due diligence under this Agreement and the Operating Agreement; and

(ii)                                  Subject to Section 7.8(f), STC Eagleville shall, if the New Technology Operation involves:

1)             work that is additional to that originally contemplated in an Approved Development Well Operation or Approved Rework Operation for the subject well, bear the entire cost of conducting said operation; and

2)             work to be undertaken in substitution of another item of work in an Approved Development Well Operation or Approved Rework Operation for the subject well, bear only the incremental cost of conducting said operation.

(f)                                   If following the completion of a New Technology Operation in which Forest elected (or was deemed to have elected) not to participate, the Parties’ respective Working Interest Party Representatives shall agree that the results of said operation was beneficial to the development of the Assets, Forest shall pay its Participating Interest Share of the costs borne by STC Eagleville under Section 7.8(e)(ii) above.

ARTICLE VIII
INITIAL WELL COST RECOVERY, DRILLING CARRY OBLIGATION AND PRE-SIGNING INITIAL WELL PAYMENT

8.1                               Certain Payment Obligations.  In addition to paying for its Participating Interest Share of Approved Costs pursuant to Section 9.1, during the Initial Well Cost Recovery Period, Stage 1 Carry Period and Stage 2 Carry Period, STC Eagleville shall be subject to the following additional funding obligations (the “Additional Funding Obligations”).

(a)                                 Initial Well Cost Recovery.  During the Initial Well Cost Recovery Period, STC Eagleville will pay on behalf of Forest 30% (proportionately reduced if Forest owns less than a 50% Working Interest in a particular Approved Well) of the Qualified Carried Costs of Approved Development Well Operations and Approved Rework Operations (the “Initial Well Cost Recovery Payments”).

(b)                                 Stage 1 Carry Period.  In addition to the Initial Well Cost Recovery Payments provided for in Section 8.1, during the Stage 1 Carry Period, STC Eagleville will pay on behalf of Forest 20% (proportionately reduced if Forest owns less than a 50% Working

Interest in a particular Approved Well) of the Qualified Carried Costs of Approved Development Well Operations and Approved Rework Operations (the “Stage 1 Carry Payments”).

(c)                                  Stage 2 Carry Period.  During the Stage 2 Carry Period, STC Eagleville will pay on behalf of Forest 10% (proportionately reduced if Forest owns less than a 50% Working Interest in a particular Approved Well) of the Qualified Carried Costs of Approved Development Well Operations and Approved Rework Operations (the “Stage 2 Carry Payments”).

8.2                               Rejected Well Proposals and Rejected Rework Operations Proposals.  During the Stage 1 Carry Period and Stage 2 Carry Period, STC Eagleville, with respect to any Rejected Development Operation or Rejected Rework Operation, will in accordance with the terms and conditions of this Agreement pay on behalf of Forest an amount equal to 5% (proportionately reduced if Forest (prior to giving effect to the reassignment obligations in Sections 7.5(a) and 7.6(a)) owns less than a 50% Working Interest in a particular Rejected Well or Rejected Rework Well) of the direct costs of the Drilling Operations or Completion Operations of such Rejected Development Operation or Rejected Rework Operation, as applicable.  This obligation shall only apply to Development Well Proposals and Rework Operation Proposals that satisfy the requirements and conditions set forth in Article VII.

8.3                               Payment Procedures.  STC Eagleville will make the Additional Funding Payments in the manner set forth in Article IX.  Payments made to Schlumberger Service Providers will be treated as payments in satisfaction of the Additional Funding Payments.  Forest will maintain an accurate record of such payments and will provide STC Eagleville with a monthly statement reflecting the remaining balance of (a) Initial Well Costs, (b) the Stage 1 Carry Amount and (c) the Stage 2 Carry Amount.

8.4                               Adjustments.  The Initial Well Costs, the Stage 1 Carry Amount and the Stage 2 Carry Amount are subject to reduction in accordance with the terms and conditions of this Agreement, including Sections 3.2(c)(ii), 3.3(a) and 3.3(b) and Article XX.  In addition, STC Eagleville shall be entitled to exercise all rights available to it under the Operating Agreement to audit the accounts of Forest with respect to such payments.

8.5                               Revenues from Initial Wells.  STC Eagleville shall be entitled to its Participating Interest Share of all income, proceeds and receipts attributable to the ownership or operation of the Initial Wells that accrue on or after the Effective Time (“Pre-Signing Initial Well Revenue”).

8.6                               Post-Signing Adjustment.  On or before the date that is 30 days after the Execution Date, Forest shall prepare and deliver to STC Eagleville a statement setting forth the amount of any Pre-Signing Initial Well Revenue from the Effective Time until the Execution Date.  Within five Business Days of delivery of the Pre-Signing Initial Well Revenue statement, Forest shall pay the full amount of such statement to STC Eagleville by wire transfer of immediately available funds to an account or accounts designated by STC Eagleville in writing.  STC Eagleville shall be entitled to exercise all rights available to it under the Operating Agreement to audit the accounts of Forest with respect to such payment.

ARTICLE IX
PAYMENT OBLIGATIONS AND PROCEDURES

9.1                               Operational Costs.  Subject to the Additional Funding Obligations, each Working Interest Party shall pay its Participating Interest Share of the Approved Costs in accordance with the terms of the Operating Agreement.

9.2                               STC Eagleville Operational Costs.  Notwithstanding any provision of the Operating Agreement to the contrary, prior to the Program Termination Date, this Article IX shall govern the terms and conditions by which (i) Forest issues Advance Payment Requests to STC Eagleville, (ii) Forest invoices STC Eagleville for its Participating Interest Share of the Approved Costs and its Additional Funding Obligations, and (iii) STC Eagleville satisfies its obligations with respect thereto.

9.3                               Advance Payment Request.  Subject to Sections 9.4 and 9.5, Forest shall be entitled to require that STC Eagleville provide advance funding with respect to STC Eagleville’s Participating Interest Share of (and the applicable Additional Funding Obligations, if any, with respect to) Approved Development Well Operations, Approved Rework Operations, Approved Area-Wide Operations and Pre-Well Proposal Due Diligence in accordance with the terms and conditions set forth in this Article IX (“Advance Payment Request”).

9.4                               Preparation and Scope of Advance Payment Request.  Any Advance Payment Request shall be prepared by Forest after consultation with the Program Technical Services Team.  Each Advance Payment Request must (a) be in accord with the Annual Plan and Budget and applicable AFE, and (b) be limited to (i) the Initial Well Cost Recovery Obligation, (ii) the Drilling Carry Obligation and (iii) STC Eagleville’s Participating Interest Share of the costs and expenses anticipated to be incurred in connection with Approved Development Well Operations, Approved Rework Operations, Approved Area-Wide Operations and Pre-Well Proposal Due Diligence, which the Program Technical Services Team reasonably believes will be performed during the following calendar month.

9.5                               Content of Advance Payment Request.  Each Advance Payment Request shall describe in the reasonable detail the following:

(a)                                 the specific Approved Development Well Operations, Approved Rework Operations, Approved Area-Wide Operations or Pre-Well Proposal Due Diligence that are reasonably anticipated to be performed during the following calendar month;

(b)                                 the specific Schlumberger Service Provider services, equipment and materials that are reasonably anticipated to be provided during the following calendar month and estimated costs with respect thereto;

(c)                                  the dollar amount of invoices from Schlumberger Service Providers for services, equipment and materials furnished in connection with Development Operations, Rework Operations or Area-Wide Operations that are then outstanding; and

(d)                                 the amount of the Advance Payment Request (which, for the avoidance of doubt, shall not exceed the amounts permitted under Section 9.4) and an accounting for payments made pursuant to prior Advance Payment Requests.

9.6                               Delivery of Advance Payment Requests.  Forest shall deliver each Advance Payment Request to STC Eagleville on or before the 20th day of each calendar month.

9.7                               Confirmation by Schlumberger Service Providers.  Within five Business Days of receipt of the information referenced in Section 9.5, the Schlumberger Service Providers shall notify Forest and STC Eagleville of any known disagreement relating to the amount of invoices outstanding and the estimate for services, equipment and materials to be provided by the Schlumberger Service Providers in the following month (“Schlumberger Service Providers Notice”).  The Schlumberger Service Providers Notice shall set forth the invoices and amounts outstanding and the dollar amount that they reasonably project will be incurred for services, equipment and materials to be furnished by the Schlumberger Service Providers in the upcoming month.  If a Schlumberger Service Provider fails to timely deliver a Schlumberger Service Providers Notice, then with respect to that particular Schlumberger Service Provider, the information in the Advance Payment Request will (for the limited purposes of that month’s computation of the funds to be delivered to Forest pursuant to Section 9.4) be assumed to be accurate.  No Schlumberger Service Provider’s claim for amounts owed for services, equipment and materials is waived or released by failure to identify same in a Schlumberger Service Providers Notice.

9.8                               Development Funds Account.

(a)                                 Establishment.  STC Eagleville shall establish the Development Funds Account.

(b)                                 Funding of Development Funds Account.  Within five Business Days following receipt of the monthly Advance Payment Request complying with this Article IX, STC Eagleville shall deposit sufficient funds into the Development Funds Account to satisfy such Advance Payment Request.

(c)                                  Disbursements From Development Funds Account to Schlumberger Service Providers.  Subject to the remaining provisions of this Section 9.8(c), STC Eagleville will pay from the Development Funds Account the Schlumberger Service Provider invoices (including, if it elects to, the invoices for services, equipment and materials furnished in connection with Rejected Development Operations and Rejected Rework Operations) that are then outstanding based on the Advance Payment Request, adjusted to include any additional amounts set forth in the Schlumberger Service Providers Notice, less the Invoice Objection Amount, if any, with respect to such then-outstanding Schlumberger Service Provider’s invoices.  STC Eagleville’s obligation to make disbursements under this Section 9.8(c) is limited to the dollar amount of its obligation with respect to the Advance Payment Request.

(d)                                 Disbursements from Development Funds Account to Forest.  On or before the fifth Business Day of each month, STC Eagleville will transfer to Forest the funds on deposit in the Development Funds Account in excess of the dollar amount of Schlumberger

Service Providers’ (i) then outstanding invoices (inclusive of the Invoice Objection Amount to be deposited in the Invoice Objection Reserve Account), (ii) anticipated invoices for services, materials and equipment furnished or anticipated to be furnished in connection with operations projected to be performed by the Schlumberger Service Providers during the following calendar month based upon the Advance Payment Request adjusted to include any additional amounts set forth in the Schlumberger Service Providers Notice, and (iii) anticipated invoices for services, equipment and materials anticipated to be furnished in connection with Rejected Development Operations and Rejected Rework Operations during the following calendar month based on the Schlumberger Service Providers Notice.

(e)                                  Disbursements from Development Funds Account to Invoice Objection Reserve Account.  On or before the fifth Business Day of each month, STC Eagleville will transfer to the Invoice Objection Reserve Account the Invoice Objection Amount, if any, in accordance with Section 11.4.

9.9                               Invoices.  STC Eagleville is entitled to satisfy any amounts due Forest pursuant to this Agreement or the Operating Agreement on a dollar-for-dollar basis by the direct payment of the Schlumberger Service Providers’ invoices with respect to Development Operations, Rework Operations or Area-Wide Operations (including Rejected Development Operations and Rejected Rework Operations for which the Schlumberger Service Providers have furnished equipment, services or materials) as to which there was no timely Invoice Objection delivered in accordance with Section 11.3, regardless of the outcome of any later contest that Forest may assert with respect to such invoices.  With respect to Schlumberger Service Providers’ invoices as to which Forest delivers a timely Invoice Objection, STC Eagleville is entitled to satisfy any amounts due Forest pursuant to this Agreement or the Operating Agreement on a dollar-for-dollar basis by payment of any amount of such invoice in excess of the applicable Invoice Objection Amount.  In addition, deposits made by STC Eagleville into the Invoice Objection Reserve Account shall be credited on a dollar-for-dollar basis against obligations with respect to outstanding Advance Payment Requests, AFEs or joint interest billings under this Agreement or the Operating Agreement; provided that only the portion of the Invoice Objection Amount released in accordance with Section 11.4 shall be credited towards satisfaction of the Drilling Carry Obligation.

ARTICLE X
SCHLUMBERGER SERVICE PROVIDERS’ SERVICES, PERSONAL PROPERTY AND MATERIALS

10.1                        Forest Commitment as to Oilfield Services, Personal Property and Materials.  Prior to the later of the Program Termination Date, and the 10th anniversary of the Execution Date, the Schlumberger Service Providers and their Affiliates shall have the exclusive right, at their sole discretion, to provide the services, equipment and materials identified below (the “Exclusive Services”) with respect to Initial Well Completion Operations, Approved Development Well Operations, Approved Rework Operations and Approved Area-Wide Operations, and solely during the Drilling Carry Period, Rejected Development Operations and Rejected Rework Operations, in each case pursuant to the terms and conditions of this Agreement and the Master Service Agreement.  During the period after the 10th anniversary of the Execution Date, but prior to the Program Termination Date, the Schlumberger Service

Providers and their Affiliates shall have a first right of refusal to furnish the Exclusive Services with respect to all operations performed by Forest as Operator on the Leases:

(a)                                 artificial lift systems;

(b)                                 directional drilling and measurement products and services;

(c)                                  drill bits and advanced technologies;

(d)                                 drilling and completion fluids;

(e)                                  drilling tools and remedial services;

(f)                                   formation evaluation logging products and services;

(g)                                  managed pressure drilling services;

(h)                                 microseismic monitoring;

(i)                                     mud logging services;

(j)                                    seismic acquisition and processing;

(k)                                 petro-technical consulting services;

(l)                                     production chemicals;

(m)                             slickline products and services;

(n)                                 well cementing products and services;

(o)                                 well completion products and services;

(p)                                 well perforating products and services;

(q)                                 well stimulation fracturing and acidizing products and services;

(r)                                    well testing and evaluation products and services; and

(s)                                   well/field monitoring and measurement products and services.

10.2                        Forest Commitment as to Consulting Services.  Prior to the Program Termination Date, the Program Technical Services Team members designated by STC Eagleville will be engaged by Forest to perform the services of the Program Technical Services Team in accordance with the terms of the Consulting Services Agreement.  In addition to the Consulting Services provided by the STC Eagleville designated members of the Program Technical Services Team, the Schlumberger Service Providers shall have the exclusive and absolute right to furnish all Consulting Services that Forest determines are necessary for any Program Assets in which STC Eagleville owns a Working Interest.  Such additional services shall be provided by the

Schlumberger Service Providers pursuant to the terms of this Agreement and the Consulting Services Agreement.  The Parties may expand the above-list as the Schlumberger Service Provider’s service product line and capacity expand.  It is the intent of the Working Interest Parties to ensure, to the greatest extent practical, that services required for development and exploitation of the Program Assets be selected on the basis of best value for the development of the Leases.

10.3                        Schlumberger Service Providers’ Commitment.  Subject to Forest’s rights and remedies as set forth in Section 10.4 and Section 20.3(c), the Schlumberger Service Providers shall commit to make personnel, equipment and materials available in order to provide the Exclusive Services upon receipt of reasonable advance notice from Forest.

10.4                        Prohibition.  Prior to the Program Termination Date, except as provided in this Section 10.3, Forest shall not enter into any agreement that conflicts with the exclusive rights granted to the Schlumberger Service Providers under this Article X, unless (i) the Schlumberger Service Provider is unable to timely provide a particular service, or there is, in the reasonable opinion of Forest, an emergency or other critical situation, or (ii) there is a temporary Cause for Suspension in effect with respect to the particular services, type of equipment or material.

10.5                        Pricing.  The prices charged by the Schlumberger Service Providers for services, equipment and materials shall be based on the schedule attached as Exhibit M (the “Pricing Commitment”).

10.6                        Terms of Sale.  The services provided hereunder shall be governed by the terms and conditions contained in the Master Service Agreement.  To the extent that any term or condition set forth in the Master Service Agreement conflicts with the provisions of this Agreement, the provisions of this Agreement shall control.  In the event Forest issues any acknowledgement, delivery ticket, invoice, purchase order or other instrument whose terms are inconsistent with any of the terms or provisions of this Agreement or the Master Service Agreement, such terms shall be unenforceable and the terms of this Agreement or the Master Service Agreement, as applicable, shall control.  Forest shall pay to the Schlumberger Service Provider 100% of the invoiced amount, less any amount (a) released by STC Eagleville from the Development Funds Account in accordance with Section 9.8(c) or (b) deposited into the Invoice Objection Reserve Account, in each case upon provision of the Schlumberger Service Provider’s services in accordance with the payment terms and conditions of the Master Service Agreement.

10.7                        Limitation on Schlumberger Service Providers’ Liability.  The Schlumberger Service Providers’ Liability for any services, materials or equipment furnished by each of them within the Program Area shall be governed exclusively by the terms of the applicable Master Service Agreement and, when applicable, the Consulting Services Agreement.

ARTICLE XI
PAYMENT OF SCHLUMBERGER SERVICE PROVIDERS INVOICES

11.1                        Preemption.  To the extent of any conflict between the provisions of this Article XI and the Master Service Agreement or Consulting Services Agreement, the terms of this Agreement shall be controlling, but only to the extent of such conflict.

11.2                        Invoices.  Schlumberger Service Providers shall issue invoices to Forest for the amount of equipment, materials and services provided with respect to the Program Assets and applicable Taxes imposed thereon.

11.3                        Invoice Objections.

(a)                                 Procedure.  Invoice Objections under this Article XI must comply fully with all of the requirements of this Section 11.3(a).

(i)                                     Required Specificity.  Each Invoice Objection under this Article XI by Forest must be in writing and contain sufficient information and specificity to satisfy the following requirements:  (i) the invoice(s) to which Forest objects must be identified; (ii) any alleged services, materials or equipment not furnished in accordance with the requirements of the Master Service Agreement or, if applicable, the Consulting Services Agreement, must be itemized and the alleged non-conformities described in reasonable detail; (iii) the Invoice Objection must specifically state the amount of the subject invoice that is disputed and provide an explanation for how such amount was computed; and (iv) a statement as to the amount of the subject invoice which is not disputed, if any.

(ii)                                  Supporting Documentation.  Each Invoice Objection under this Article XI by Forest must attach documentation supporting the factual basis for the Invoice Objection.

(iii)                               Timing.  Each Invoice Objection under this Article XI by Forest must be delivered to STC Eagleville and the applicable Schlumberger Service Provider within 20 days following Forest’s initial receipt of the subject invoice.

(b)                                 Invoice Objection Resolution.  Invoice Objections under this Article XI shall be resolved either by (i) agreement between Forest and the applicable Schlumberger Service Provider, or (ii) by Final Order pursuant to the arbitration procedure set forth in Section 21.10.

(c)                                  Effect of No Invoice Objection.  If Forest does not timely deliver an Invoice Objection complying fully with Section 11.3(a) to a Schlumberger Service Provider’s invoice, then such invoice shall be deemed authorized by Forest for payment by STC Eagleville in accordance with Article IX.  The failure by Forest to deliver a timely Invoice Objection shall not be deemed a waiver of any of Forest’s rights to later contest such invoice.

(d)                                 Effect of Partial Invoice Objection.  If an Invoice Objection under this Article XI complying fully with Section 11.3(a) is timely made, then the portion of the invoice amount that is not objected to shall be deemed authorized by Forest for payment by STC Eagleville in accordance with Section 11.3(c) and Article IX.

11.4                        Invoice Objection Reserve Account.

(a)                                Establishment.  Within 60 days after the Execution Date, Schlumberger shall establish the Invoice Objection Reserve Account.  The funds deposited by STC Eagleville in the Invoice Objection Reserve Account pursuant to Section 9.8(e) shall be held by

Schlumberger for the benefit of the applicable Schlumberger Service Provider whose invoices are subject to an Invoice Objection.

(b)                                 Disbursements.  The Invoice Objection Amount deposited in the Invoice Objection Reserve Account with respect to a specific Invoice Objection shall only be disbursed from the Invoice Objection Reserve Account upon resolution of such Invoice Objection as provided in Section 11.3(b).  The Invoice Objection Amount for a specific invoice that is determined to not be due and owing to the applicable Schlumberger Service Provider is hereafter referred to as the “Invoice Adjustment Amount”.  The Invoice Adjustment Amount (i) shall be credited against any amount owed by Forest to the Schlumberger Service Provider as of the time of the Invoice Objection resolution, and (ii) such Invoice Objection Amount on deposit in the Invoice Objection Reserve Account shall thereupon be disbursed to the applicable Schlumberger Service Provider.  In the event that no amount is owed the Schlumberger Service Provider at the time of the Invoice Objection resolution, the applicable Invoice Objection Amount on deposit in the Invoice Objection Reserve Account shall be disbursed to Forest for application to the Working Interest owners’ joint account under the Operating Agreement.  Following an Invoice Objection resolution, the Invoice Objection Amount, less the applicable Invoice Adjustment Amount, shall be disbursed from the Invoice Objection Reserve Account to the applicable Schlumberger Service Provider.  The Schlumberger Service Providers are hereby granted a first and prior Lien upon funds deposited into the Invoice Objection Reserve Account to secure payment of any amounts owed by Forest with respect to services, materials and equipment furnished on the Assets.

11.5                        Payment.  All amounts due and owing the Schlumberger Service Providers for services, materials and equipment furnished prior to the Execution Date in connection with the Initial Wells shall be paid in full by Forest within 30 days of the invoice date with respect thereto.  In addition, any amounts due and owing the Schlumberger Service Providers for services, materials and equipment furnished in connection with Development Operations, Rework Operations and Area-Wide Operations that are not paid by STC Eagleville pursuant to Article IX shall be timely paid by Forest in accordance with the terms of the Master Service Agreement and Consulting Services Agreement.

11.6                        Rebate.  In the event that Forest prevails with respect to an Invoice Objection and the subject invoice has been previously paid, the applicable Schlumberger Service Provider shall refund to Forest as Operator for the benefit of the Working Interest Parties the amount determined to have been overpaid with respect to the subject invoice.

11.7                        Independent Contractor.  The Parties acknowledge and agree that the Schlumberger Service Providers are independent contractors and shall have the exclusive right to determine the manner and means of providing the Exclusive Services, Consulting Services or any other services relating to the Program Assets.  The Schlumberger Service Providers and each of their officers, representatives, employees or agents are not, will not be and will not hold themselves out to be employees, agents, fiduciaries or servants of Forest, and shall have no authority to bind Forest, or any of its officers or employees or Affiliates to any agreement.  The Schlumberger Service Providers’ management and employees will not be entitled to any benefits to which active employees of Forest may be entitled, including, but not limited to, any life, health, medical or disability insurance programs, pension plan, stock option plan, savings plan or any of its or their unemployment or worker’s compensation benefits.  All employees of a Schlumberger Service Provider performing work under this Agreement shall remain Schlumberger Service Provider’s employees and shall be paid by the applicable Schlumberger Service Provider for all work performed under this Agreement.  The Schlumberger Service Providers will not at any time supervise, direct, order or instruct any of Forest’s employees in any of their work-related activities, nor will the Schlumberger Service Providers be subject to the supervision, direction or control of Forest as to the particular means or methods of performing a Schlumberger Service Provider’s services; provided, however, Forest will have the right to review and inspect the Schlumberger Service Provider’s work for the use of customary industry standards and specifications and compliance with applicable regulatory requirements and the development plan and operational strategy approved by Forest.

11.8                        Use of Third-Parties.  Notwithstanding the forgoing, if Forest and a Schlumberger Service Provider mutually agree, or a Schlumberger Service Provider reasonably deems it appropriate and necessary to safeguard life, property or the interests of the Parties and provides Forest with notification of such need, then Third Party vendors and subcontractors may be contracted for directly by a Schlumberger Service Provider to perform services in connection with operations of the Program Assets, in which case said vendors and subcontractors will be considered subcontractors of a Schlumberger Service Provider and not Forest.  Forest shall reimburse the Schlumberger Service Provider at cost plus 15% for any payments made to such Third Party vendors or subcontractors, pursuant to the terms of the Master Service Agreement.

ARTICLE XII
REPRESENTATIONS OF FOREST

Forest represents and warrants to STC Eagleville and the Schlumberger Service Providers as follows:

12.1                        Organization, Existence.  Forest is a corporation duly formed, validly existing and in good standing under the laws of the State of New York.  Forest has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.  Forest is duly licensed or qualified to do business as a foreign corporation and is in good standing in the State of Texas.

12.2                        Authorization.  Forest has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Forest of this Agreement have been duly and validly authorized and approved by (a) all necessary corporate action on the part of Forest, and (b) its officers and directors.  This Agreement is, and the Transaction Documents to which Forest is a party when executed and delivered by Forest will be, the valid and binding obligation of Forest and enforceable against Forest in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

12.3                        No Conflicts.  Except as set forth on Schedule 12.3 and assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Forest of this Agreement and the consummation of the transactions contemplated herein do not and will not (a) conflict with, violate or result in a breach of any provisions of the organizational documents or other governing documents of Forest, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract or Debt Instrument to which Forest is a party or by which Forest or the Assets may be bound or (iii) violate any law applicable to Forest or any of the Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

12.4                        Consents.  Except as set forth on Schedule 12.4, there are no consents to assignments, prohibitions on assignments or requirements to obtain consents from any Third Party, in each case, that are required or would be applicable in connection with the Transfer of the Assets or the consummation of the transactions contemplated by this Agreement by Forest (each, a “Consent”).

12.5                        Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Forest’s Knowledge, threatened against Forest, and Forest is not insolvent or generally not paying its debts when they become due.

12.6                        Claims and Litigation.  Except as set forth on Schedule 12.6, as of the Execution Date, Forest has not received any written claim for any tort or violation of law (a) with respect to the Assets or (b) that would have a Material Adverse Effect upon the ability of Forest to consummate the transactions contemplated by this Agreement.  Except as set forth in Schedule 12.6, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending or, to Forest’ Knowledge, threatened against Forest or any of its Affiliates (x) with respect to Forest’s ownership or operation of the Assets or (y) that would have a Material Adverse Effect upon the ability of Forest to consummate the transactions contemplated by this Agreement.

12.7                        Material Contracts.

(a)                                 Schedule 12.7(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)                                     any Applicable Contract that can reasonably be expected to result in aggregate payments by Forest of more than two hundred and fifty thousand and 00/100 Dollars ($250,000.00) during the current or any subsequent calendar year or five hundred thousand and 00/100 Dollars ($500,000.00) in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)                                  any Applicable Contract that can reasonably be expected to result in aggregate revenues to Forest of more than two hundred and fifty thousand and 00/100 Dollars ($250,000.00) during the current or any subsequent calendar year or five hundred thousand and 00/100 Dollars ($500,000.00) in the aggregate over the term of such

Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)                               any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 30 days or less notice;

(iv)                              any Applicable Contract that is a Debt Instrument;

(v)                                 any Applicable Contract that constitutes a lease under which Forest is the lessor or the lessee of real or personal property that cannot be terminated by Forest without penalty upon 60 days or less notice;

(vi)                              any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Forest conducts business, including area of mutual interest Contracts;

(vii)                           any Applicable Contract that contains calls upon or options to purchase, Production;

(viii)                        any Applicable Contract that constitutes a Hedge Contract;

(ix)                              any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, excluding any tax partnership);

(x)                                 any Applicable Contracts for the use or sharing of drilling rigs;

(xi)                              any executory Applicable Contract that constitutes a pending purchase and sale agreement, farmout agreement, exploration agreement, participation agreement or other similar Contract where the primary obligation thereunder has not fully been performed or providing for the purchase, sale or earning of any interest in a lease or and oil and gas mineral fee interest included in the Assets;

(xii)                           any Applicable Contract that constitutes a joint operating agreement;

(xiii)                        any Applicable Contract that is a seismic or other geophysical acquisition or sharing agreement or license;

(xiv)                       any Applicable Contract related to surface use that may affect the Assets;

(xv)                          any Applicable Contract that is a guaranty of the obligations of another Person; and

(xvi)                       any Applicable Contract with any Affiliate of Forest.

(b)                                 With respect to the Material Contracts, except as set forth on Schedule 12.7(b):

(i)                                     there exists no default under any Material Contract by Forest or any of its Affiliates or, to Forest’s Knowledge, by any other Person that is a party to such Material Contract, and, except as would not have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Forest, any Affiliate of Forest, or, to Forest’s Knowledge, any other Person who is a party to such Material Contract;

(ii)                                  prior to the Execution Date, Forest has made available to STC Eagleville true and complete copies of each Material Contract and all amendments thereto;

(iii)                               as of the Executive Date, neither Forest nor any Affiliate of Forest has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract; and

(iv)                              there are no purchase and sale agreements pursuant to which Forest or its Affiliates acquired (directly or indirectly) the Assets that contain indemnity obligations that would be binding on STC Eagleville.

12.8                        No Violation of Laws.  Forest is not in violation of any Applicable Laws with respect to the ownership or operation of the Assets.  This Section 12.8 does not include any matters with respect to Environmental Laws which are exclusively covered in Section 12.17.

12.9                        Preferential Purchase Rights.  Except as set forth on Schedule 12.9, there are no (a) preferential purchase rights, rights of first refusal or similar rights and (b) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (a) and (b) above, that are applicable to the Transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

12.10                 Payment of Burdens and Operating Expenses.  Except for such items that are being held in suspense as permitted pursuant to Applicable Law or Contract, Forest has paid, and is paying timely, all Burdens due by Forest with respect to the Assets or if not so paid, is contesting such Burdens in good faith in the normal course of business.

12.11                 Imbalances.  There are no Imbalances with respect to the Initial Wells as of the Effective Time or as of the Execution Date.

12.12                 Current Commitments.  Schedule 12.12 sets forth, as of the Execution Date, all approved AFEs and other capital commitments relating to the Properties to drill or rework wells or conduct other operations for which Forest had the right to consent or non-consent the operations to which such capital expenditures or commitments pertain (in each case) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

12.13                 Taxes.  Except as disclosed in Schedule 12.13:

(a)                                 all Asset Taxes (including Taxes collected from any Person) that have become due and payable have been properly paid;

(b)                                 all Tax Returns with respect to Asset Taxes that are required to be filed (taking into account any valid extensions) by the owner of the Assets have been filed and are true, correct and complete in all material respects;

(c)                                  Forest has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Forest’s Knowledge, no such claim has been threatened;

(d)                                 no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending;

(e)                                  all of the Assets that are subject to ad valorem property Taxes have been properly listed on property tax rolls of the Governmental Authority entitled to impose Tax thereon.

(f)                                   Forest does not hold property, including overpayments and uncashed checks, that should have been escheated under applicable state and local escheatment or unclaimed property laws.

(g)                                  Forest has complied with all escheat or unclaimed property laws with respect to the Assets or operation of the Assets; and

(h)                                 there are no Liens for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) on the Assets other than statutory Liens for current Taxes not yet due.

12.14                 Brokers’ Fees.  Forest has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which STC Eagleville or any of its Affiliates shall have any responsibility.

12.15                 Delivery of Hydrocarbons.  Except for the rights of any lessor to take free gas under the terms of its Lease for its use on the lands covered by such Lease, Forest is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

12.16                 Partnerships.  Except as set forth on Schedule 12.16, none of the Assets are subject to tax partnership reporting for federal or state income tax purposes.  Schedule 12.16 sets forth all of the Assets that, prior to the Execution Date, are deemed by agreement or Applicable Law to be held by a partnership for federal or state income tax purposes, and, to the extent any of the Assets are deemed by agreement or Applicable Law to be held by a partnership for federal or state income tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code (and equivalent state income tax provision, if any) that will apply with respect to such portion of the Assets.

12.17                 Environmental.

(a)                                 With respect to the Assets, Forest has neither entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) are in existence as of the Execution Date, (ii) are based on any Environmental Laws that relate to the present or future use of any of the Assets and (iii) require any remediation or change in the present conditions of any of the Assets.

(b)                                 Except as set forth in Schedule 12.17, Forest has not received written notice from any Person of any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by Forest with any Environmental Law or the terms of any license or permit issued pursuant thereto, or (ii) gives rise to or results in any common law or other Liability of Forest to any Person.

(c)                                  To Forest’s Knowledge, all material reports, studies, written notices from environmental Governmental Authorities, tests, analyses and other documents specifically addressing environmental matters related to Forest’s ownership or operation of the Assets that are in Forest’s possession, have been made available to STC Eagleville.

12.18                 Permits.  Forest possesses all material permits, licenses, orders, approvals, variances, waivers, franchise rights and other authorizations (the “Permits”) required to be obtained from any Governmental Authority for conducting its business with respect to the Assets, as presently conducted and there are no uncured violations of the terms and provisions of such authorization.  With respect to each such Permit, Forest has not received written notice from any Governmental Authority of any violation of such Permit that remains uncured.

12.19                 Condemnation and Eminent Domain.  No action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof.

12.20                 Mandatory Drilling Obligations.  Except for those Leases that contain an optional right to drill to maintain acreage thereunder, none of the Leases or any Applicable Contract contain express provisions obligating Forest to drill any wells with respect to the Properties.

12.21                 Offset Obligations.  To Forest’s Knowledge, Forest is under no obligation to drill a well pursuant to any offset drilling obligations with respect to the Assets or any obligation to pay compensatory royalties resulting from any offset drilling obligations.

12.22                 Plugging and Abandonment.  There are no wells on the Leases (a) as to which Forest has received an order from any Governmental Authority requiring that such wells be plugged and abandoned; or (b) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with Applicable Law, that have not been plugged and abandoned in accordance with Applicable Law.

12.23                 Personal Property.  The Initial Wells and all the Personal Property are adequate to maintain normal operations in accordance with past practices, ordinary and wear and tear excepted.  Forest and its Affiliates have all Rights-of-Way from Governmental Authorities necessary to access, construct, operate, maintain and repair the Initial Wells and Personal Property in the ordinary course of business as currently conducted by such Person and in material compliance with all Applicable Laws.

12.24                 Vendors.  Schedule 12.24 lists all third parties that have furnished services, equipment or materials to the Assets or in connection with operations on the Assets prior to the Execution Date.  Forest has no past due bills for improvements, materials, equipment or services furnished to the Assets that could give rise to mechanics’, materialmen’s or other similar Liens arising by operation of Applicable Law that could encumber the Assets.  There are no other Liens or inchoate Liens which, with notice, the passage of time or both could be validly asserted and attached to the Assets related to the provision of goods or services to Forest for which payment is outstanding more than 60 days.

ARTICLE XIII
REPRESENTATIONS OF STC EAGLEVILLE

STC Eagleville represents and warrants to Forest the following:

13.1                        Organization; Existence.  STC Eagleville is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  STC Eagleville is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in the State of Texas.

13.2                        Authorization.  STC Eagleville has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by STC Eagleville of this Agreement have been duly and validly authorized and approved by (a) all necessary corporate action on the part of STC Eagleville, and (b) its officers and directors.  This Agreement is, and the Transaction Documents to which STC Eagleville is a party when executed and delivered by STC Eagleville will be, the valid and binding obligation of STC Eagleville and enforceable against STC Eagleville in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

13.3                        No Conflicts.  The execution, delivery and performance by STC Eagleville of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with, violate or result in a breach of any provisions of the organizational or other governing documents of STC Eagleville, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Debt Instrument to which STC Eagleville is a party or by which STC Eagleville or any of its property may be bound or (c) violate any law applicable to STC Eagleville or any of its property, except in the case of clauses (b) and (c) where such default,

Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of STC Eagleville to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

13.4                        Consents.  With the exception of any consent or approval required under the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by STC Eagleville.

13.5                        Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to STC Eagleville’s Knowledge, threatened against STC Eagleville or any Affiliate of STC Eagleville.

13.6                        Claims and Litigation.  There is no investigation, lawsuit, action or litigation by any Person by or before any Governmental Authority or arbitrator, and no legal, administrative or arbitration proceedings pending, or to STC Eagleville’s Knowledge, threatened against STC Eagleville, or to which STC Eagleville is a party, that would have a material adverse effect upon the ability of STC Eagleville to consummate the transactions contemplated in this Agreement.

13.7                        Regulatory.  STC Eagleville is now, and hereafter shall continue to be, qualified per all regulations of Governmental Authorities and other Applicable Laws to own the Conveyed Interests, and the consummation of the transactions contemplated in this Agreement will not cause STC Eagleville to be disqualified as such an owner or operator.  To the extent required by any Applicable Laws, STC Eagleville currently has, or will hereafter obtain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Applicable Laws governing the ownership of the Conveyed Interests and has filed any and all currently required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership.

13.8                        Independent Evaluation.  STC Eagleville is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated hereby, STC Eagleville (a) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Forest, and (b) has satisfied or shall satisfy itself through its own due diligence as to the physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.

13.9                        Brokers’ Fees.  Neither STC Eagleville nor any of its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Forest or Forest’s Affiliates shall have any responsibility.

13.10                 Accredited Investor.  STC Eagleville is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

ARTICLE XIV
REPRESENTATIONS OF THE SCHLUMBERGER SERVICE PROVIDERS

The Schlumberger Service Providers each severally, but not jointly, represents and warrants to Forest the following:

14.1                        Organization; Existence.  Each Schlumberger Service Provider is duly formed, validly existing and in good standing under the Laws of the state of its incorporation or formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Each Schlumberger Service Provider is duly licensed or qualified to do business as a foreign corporation and is in good standing in the State of Texas.

14.2                        Authorization.  Each Schlumberger Service Provider has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by each Schlumberger Service Provider of this Agreement has been duly and validly authorized and approved by all necessary corporate action.  This Agreement is, and the Transaction Documents to which each Schlumberger Service Provider is a party when executed and delivered by the Schlumberger Service Provider will be, the valid and binding obligation of the applicable Schlumberger Service Provider and enforceable against the applicable Schlumberger Service Provider in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

14.3                        No Representations.  Forest acknowledges that no Schlumberger Service Provider has made any representation or warranty to it (other than as set forth in this Article XIV) and that no act by a Schlumberger Service Provider shall be deemed to constitute any representation or warranty by a Schlumberger Service Provider to Forest as to any matter, including whether a Schlumberger Service Provider has disclosed material information in its possession.  NO REPRESENTATION OR WARRANTY HAS BEEN MADE BY A SCHLUMBERGER SERVICE PROVIDER WITH RESPECT TO SERVICES, PERSONAL PROPERTY OR MATERIALS TO BE PROVIDED BY A SCHLUMBERGER SERVICE PROVIDER, INCLUDING ITS QUALITY, CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY INTENDED PURPOSE OTHER THAN AS EXPRESSLY PROVIDED IN THE MASTER SERVICE AGREEMENT.  All such interpretations, recommendations, design decisions and predictions provided by the Schlumberger Service Providers are opinions only that are based on information actually obtained; and, in view of the impracticability of obtaining first-hand knowledge of many of the variable conditions or the necessity of relying on facts and supporting services furnished by others, no warranty is given concerning the recommendations, design, decisions or the results of the performance of the management and operations services.  Any interpretation of test or other data, and any recommendation, design, decisions or reservoir description based upon such interpretations, are opinions based upon inferences from measurements and empirical relationships and assumptions, which inferences and assumptions are not infallible, and with respect to which professional engineers and analysts may differ.  Accordingly, a Schlumberger Service Provider cannot and does not warrant the accuracy, correctness or completeness of any such interpretation, recommendation, design, decision or reservoir description whether furnished to Forest or to any Third Party in connection with oilfield operations performed pursuant to this Agreement and the Master Services Agreement.  Notwithstanding any provision to the contrary in this Agreement or any other Transaction Document, no warranty (expressed or implied) which may have been provided, shall survive past the point in time at which operations on any designated property (or upon conclusion of any specific operation required under this Agreement) are concluded or the drilling/completion Unit (if applicable) is removed from the designated location, whichever first occurs, whether or not a Schlumberger Service Provider retains any level of oversight responsibility subsequent to the specified operation.

ARTICLE XV
LIABILITY, LIMITATION AND INDEMNIFICATION

15.1                        Assumption.  Without limiting STC Eagleville’s rights to indemnity under this Article XV, from and after the Execution Date, STC Eagleville shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities with respect to the Conveyed Interests arising on or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Conveyed Interests (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that STC Eagleville shall not assume any obligations or liabilities of Forest to the extent arising from, based on, related or associated with (a) the Excluded Assets, (b) Liabilities required to be borne by Forest under Sections 3.2 or 3.3, (c) the payment, underpayment or nonpayment of Asset Taxes relating to the Conveyed Interests for periods prior to the Effective Time that Forest is responsible, (d) actions, suits or proceedings, if any, set forth on Schedule 12.6, (e) claims for bodily injury, illness or death accruing during the period of time in which Forest owned the Conveyed Interests up to the Effective Time and arising out of, incident to or in connection with ownership or operation of the Conveyed Interests prior to the Effective Time, (f) negligence or misconduct of Forest or any Affiliate of Forest in connection with the operations, prior to the Effective Time, of the Conveyed Interests in its capacity as operator thereof, (g) any Environmental Condition in existence as of the Effective Time that is attributable to, or that arose in connection with, any oil and gas operations conducted by Forest or its Affiliates within the Program Area prior to the Effective Time, (h) the disposal of or transportation to an off-site Third Party commercial disposal facility of any Hazardous Materials that are attributable to Forest’s or any of its Affiliates’ operation of the Conveyed Interests, prior to the Effective Time; (i) proceeds attributable to any Burdens payable to Third Parties out of Production of Hydrocarbons from the Conveyed Interests as of the Execution Date (including any interest accrued on such suspended funds), but only to the extent such suspended funds are not transferred to STC Eagleville, and (j) amounts payable to any Affiliate of Forest with respect to the Conveyed Interests and the period prior to the Effective Time.

15.2                        Indemnities of Forest.  In addition to the indemnifications provided for in the Master Service Agreement and Consulting Services Agreement, effective as of the Execution Date, subject to the limitations set forth in Section 15.4 and Section 15.8 and otherwise in this Article XV, Forest shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify and hold harmless STC Eagleville and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “STC Eagleville Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the foregoing or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)                                 breach by Forest of any of its representations or warranties contained in Article XII;

(b)                                 breach by Forest of any of its covenants and agreements under this Agreement or the Operating Agreement;

(c)                                  the payment, underpayment or nonpayment of Asset Taxes that Forest is responsible for pursuant to Section 18.2;

(d)                                 the actions, suits or proceedings, if any, set forth on Schedule 12.6;

(e)                                  claims for bodily injury, illness or death accruing during the period of time in which Forest owned the Conveyed Interests up to the Effective Time and arising out of, incident to or in connection with the ownership or operation of the Conveyed Interests prior to the Effective Time;

(f)                                   the negligence or misconduct of Forest or any Affiliate of Forest in connection with the operations, prior to the Effective Time, of the Conveyed Interests in its capacity as operator thereof;

(g)                                  any Environmental Condition in existence as of the Effective Time that is attributable to, or that arose in connection with, any oil and gas operations conducted by Forest or its Affiliates within the Program Area prior to the Effective Time;

(h)                                 the disposal of or transportation to an off-site Third Party commercial disposal facility of any Hazardous Materials that are attributable to Forest’s or any of its Affiliates’ operation of the Conveyed Interests prior to the Effective Time;

(i)                                     proceeds attributable to any Burdens payable to Third Parties out of Production of Hydrocarbons from the Conveyed Interests as of the Effective Time (including any interest accrued on such suspended funds), but only to the extent such suspended funds are not transferred to STC Eagleville;

(j)                                    amounts payable to any Affiliate of Forest with respect to the Conveyed Interests and the period prior to the Effective Time; or

(k)

(l)                                     the Excluded Assets, including the Excluded Wells.

15.3                        Indemnities of STC Eagleville.  Effective as of the Execution Date, STC Eagleville and its successors and assigns shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify and hold harmless Forest and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Forest Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)                                 any breach by STC Eagleville of its representations or warranties contained in Article XIII;

(b)                                 any breach by STC Eagleville of its covenants and agreements under this Agreement; and

(c)                                  the payment, underpayment or nonpayment of Asset Taxes that STC Eagleville is responsible for pursuant to Section 18.2.

15.4                        Limitation on Liability.

(a)                                 Forest shall not have any liability for any indemnification under Section 15.1 until the aggregate amount of all Liabilities for which a Claim Notice is delivered by STC Eagleville to Forest under this Article XV and for which Forest is liable exceeds five hundred thousand and 00/100 Dollars ($500,000.00); provided, however, that (i) the indemnities under Section 15.2(a) for a breach of any Fundamental Representation, (ii) the indemnities under Section 15.2(b) for a breach of covenants under this Agreement (including Article XVII and Article XVIII), and (iii) the indemnities under Sections 15.2(c), 15.2(d), 15.2(g), 15.2(h), 15.2(j) and 15.2(l) (such items covered by clauses (i) through (iii) in this proviso, the “Limitation of Liability Exclusions”), in each case, shall not be limited by the provisions of this Section 15.4(a).

(b)                                  Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, Forest shall not be required to indemnify STC Eagleville for aggregate Liabilities in excess of twenty-seven million and 00/100 Dollars ($27,000,000.00).  The Limitation of Liability Exclusions shall, in each case, be without limit.

(c)                                   For purposes of determining the amount of Liabilities that may be subject to indemnification under Section 15.2(a) in the event of a breach of representation or warranty contained herein, the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties shall be disregarded.

(d)                                 Not withstanding anything to the Contrary contained herein, Forest shall not have any liability for any indemnification under Section 15.2(a) with respect to any breach by Forest of any representation or warranty set forth in Section 12.13 to the extent attributable to any Asset Tax allocable to STC Eagleville under Section 18.2, except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority that is attributable to such breach.

15.5                        Express Negligence.  THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, AND WHETHER ANY LIABILITY OR CLAIM IS IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW.  STC EAGLEVILLE AND FOREST ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

15.6                        Indemnification Procedures.  All claims for indemnification under Section 15.1 and Section 15.3 shall be asserted and resolved as follows:

(a)                                 For purposes of this Article XV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Working Interest Party having an obligation to indemnify another Working Interest Party or Person(s) with respect to such Liabilities pursuant to this Article XV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Working Interest Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Working Interest Party pursuant to this Article XV.

(b)                                 To make a claim for indemnification under Sections 15.2 or 15.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 15.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 15.6 shall not relieve the Indemnifying Party of its obligations under Sections 15.2 or 15.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                                 If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 15.6(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure to respond to such Indemnified Party’s notice to the Indemnifying Party shall be deemed to be an election by the Indemnifying Party under subsection (i) above.

(f)                                   In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liabilities or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

15.7                        Survival.

(a)                                 The representations and warranties of (i) Forest in Article XII (other than the Fundamental Representations) and (ii) STC Eagleville and the Schlumberger Service Providers in Article XIII and Article XIV, respectively, shall survive the Execution Date for a period of 24 months after the Execution Date; provided, however, (i) the Fundamental Representations of Forest and (ii) the special warranty of title contained in the Conveyance shall survive the Execution Date without time limit.  Subject to the foregoing and as set forth in Section 15.7(b), the remainder of this Agreement shall survive the Execution Date without time limit.

(b)                                 The indemnities in Sections 15.2(a), 15.2(b), 15.3(a) and 15.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Forest’s indemnities set forth in (i) Sections 15.2(c), 15.2(d) and 15.2(l) shall survive the Execution Date without time limit, (ii) Section 15.2(f) shall survive the Execution Date for a period of one year, (iii) Sections 15.2(e) and 15.2(i) shall survive the Execution Date for a period of two years, and (iv) Sections 15.2(g), 15.2(h) and 15.2(j) shall survive the Execution Date for a period of five years.  STC Eagleville’s indemnities set forth in Section 15.3(c) shall survive the Execution Date without time limit.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 15.2(a) through 15.2(i) or Sections 15.3(a) through 15.3(b), if such bona fide claim is asserted  prior to the date of termination for the applicable indemnity.

15.8                        Waiver of Right to Rescission.  The Parties acknowledge that, following the Execution Date, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following the Execution Date, STC Eagleville and Forest each waive any right to rescind this Agreement or any of the transactions contemplated hereby.

15.9                        Insurance.  The amount of indemnification for any Liabilities to which any of the Working Interest Parties is entitled to under this Agreement or in connection with the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Working Interest Party that are actually realized by such Working Interest Party, or that could reasonably be expected to be realized by such Working Interest Party if a claim were properly pursued under the relevant insurance arrangements.

15.10                 Materiality.  For purposes of this Article XV, any Liability resulting from any breach or inaccuracy in the representations and warranties under this Agreement shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

ARTICLE XVI
AREA OF MUTUAL INTEREST

16.1                        AMI Area.  The Working Interest Parties agree that during the AMI Period the lands set forth in the bold blue outline in Exhibit L shall constitute an area of mutual interest (the “AMI Area”).  If, after giving effect to the foregoing provisions of this Section 16.1, for any reason it becomes unclear as to whether any tract of land lies within the AMI Area, the Working Interest Parties intend such AMI Area to be effective only with respect to the lands clearly determined to be included in the AMI Area in accordance with Exhibit L.

16.2                        Property Acquisition Notice and Proposal Process.  Subject to the other provisions of this Article XVI, should Forest or any of its Affiliates acquire (including by extension or renewal of any existing Lease), at any time during the AMI Period, any leases within the AMI Area and such leases (a) are required to complete a Drilling Unit (any such leases, together with any easements necessary for the full enjoyment of the leases so acquired, the “Unit Acreage”) or (b) are not required to complete a Drilling Unit (any such leases, together with any easements necessary to the full enjoyment of the leases so acquired, the “Option Acreage”), then Forest shall, no later than 45 days after the end of the calendar quarter of such lease purchase or acquisition, provide a written notice (the “Acquisition Notice”) to STC Eagleville of such lease, purchase or acquisition and the material terms and conditions thereof (including the conveyance, agreement or other instrument pursuant to which such lease, purchase or acquisition was consummated) and, (i) in the case of any Unit Acreage, STC Eagleville shall be deemed to have irrevocably elected to acquire all (but not less than all) of its Participating Interest Share of the Unit Acreage, and (ii) in the case of any Option Acreage, STC Eagleville may elect, by providing an irrevocable written notice thereof to Forest within 30 days of its receipt of the related Acquisition Notice, to acquire all (but not less than all) of its Participating Interest Share of such Option Acreage.  Any acquisition by STC Eagleville of any Unit Acreage or Option Acreage shall be, subject to the following provisions of this Article XVI, made on the same terms and conditions on which Forest (or its Affiliate, as applicable) acquired such Unit Acreage or Option Acreage, as applicable.

16.3                        Effect of STC Eagleville’s Election Not to Participate in Option Acreage.  If STC Eagleville fails to elect to acquire all of its Participating Interest Share in any Option Acreage included in the Acquisition Notice delivered by Forest pursuant to Section 16.2, or fails to acquire same pursuant to the following provisions of this Article XVI, then (i) Forest shall retain 100% of such Option Acreage, and (ii) for the avoidance of doubt, such Option Acreage shall not be included in the Program Assets or otherwise be subject to the terms and provisions of this Agreement.

16.4                        Effect of STC Eagleville’s Election to Participate.  Within 30 days of (i) with respect to any Unit Acreage, the receipt of the Acquisition Notice with respect thereto by STC Eagleville, and (ii) with respect to any Option Acreage, the delivery by STC Eagleville, in accordance with the provisions of Section 16.2, of an irrevocable written notice to Forest with respect to its election to acquire all (but not less than all) of its Working Interest share in such Option Acreage (any such Unit Acreage or Option Acreage, the “Acquired Leases”), STC Eagleville shall pay to Forest (via wire transfer of immediately available funds) an amount equal to its Participating Interest Share of the costs paid or incurred by Forest in connection with its acquisition of such Acquired Leases (which shall be based on the value reasonably allocated to such Acquired Leases by Forest in good faith). Upon the receipt of such payment by Forest, the Program Area shall be deemed to include such Acquired Leases, and such Acquired Assets shall constitute Program Assets for all purposes hereunder.

16.5                        Leases Acquired during AMI Period.  If, during the AMI Period, STC Eagleville (or any of its Affiliates) directly or indirectly leases, purchases or otherwise acquires any leases within the AMI Area, then the foregoing provisions of this Article XVI shall apply to such lease, purchase or acquisition by STC Eagleville (or its Affiliate, as applicable), mutatis mutandis, as if such leases (and any easements necessary to the full enjoyment of such leases) were Option Acreage acquired by Forest, and Forest shall have the same rights with respect thereto that STC Eagleville has with respect to any Option Acreage acquired by Forest, and STC Eagleville shall have the same obligations with respect thereto that Forest has with respect to Option Acreage acquired by Forest.

16.6                        Limitations on Option Acreage.  If, during the AMI Period, Forest (or any of its Affiliates) acquires, directly or indirectly, any leases that would, but for the provisions of this Section 16.6, constitute Option Acreage, and such leases (a) lie partially within and partially outside of the AMI Area, then, subject to the remaining provisions of this Section 16.6, only the portion of such leases that lie within the AMI Area shall be considered Option Acreage or otherwise be subject to the provisions of this Article XVI, (b) lie wholly within the AMI Area and (i) cover less than 40 acres (net to the Forest or its Affiliate, as applicable) or (ii) were acquired as a result of the acquisition of a non-controlling portion of the equity interests in any Person that is not an Affiliate of Forest, then no portion of such leases shall be considered Option Acreage or otherwise be subject to the provisions of this Article XVI, or (c) Forest intends to swap for comparable acreage in the ordinary course of its business, then no portion of such leases shall be considered Option Acreage or otherwise be subject to the provisions of this Article XVI.

ARTICLE XVII
TRANSFER

17.1                        Restrictions on Transfer.

(a)                                 Subject to Sections 17.1(c), (d) and Section 17.2, Forest may Transfer all or any portion of its interest in the Assets to any Person without the consent of STC Eagleville, and upon expiration of the Stage 2 Carry Period, STC Eagleville may Transfer all or any portion of its interest in the Assets to any Person without the consent of Forest; provided that STC Eagleville and its Affiliates may encumber all or a portion of its interests in the Assets solely for financing purposes without the consent of Forest at any time during the term of this Agreement.  Except in the case of a pledge solely for financing purposes, the non-Transferring Working Interest Party shall not be required to recognize any such Transfer for any purpose hereunder until 30 days after the later of (i) the expiration of the period to exercise any Tag-Along Rights in accordance with Section 17.2, and (ii) its receipt of a copy of the instrument of Transfer or other satisfactory evidence thereof in writing from the Transferring-Working Interest Party or the assignee.  In the event of Transfer of all or any portion of a Working Interest Party’s interest in the Assets pursuant to this Section 17.1(a), the Transferred Assets shall be deemed excluded from the “Program Assets” and shall no longer be subject to the terms and provisions of this Agreement or any other Transaction Document.  At the request of the non-Transferring Working Party, the Working Interest Parties shall execute such documents as the non-Transferring Working Party may reasonably request to reflect the exclusion of the Transferred Assets from the terms and provisions of this Agreement and any other Transaction Document.  Notwithstanding the foregoing, Transfer of either Working Party’s interest in the Assets shall not relieve the Transferring-Working Interest Party of any of its obligations under this Agreement, including any Liabilities with respect to the Transferred Assets arising prior to date of such Transfer.

(b)                                 Subject to the remaining provisions of Sections 17.1(b) and (d), neither Working Interest Party shall assign this Agreement or any of its rights, duties or obligations hereunder, without the prior written consent of the other Working Interest Party, which consent may be withheld in the non-assigning Working Interest Party’s sole discretion; provided that either Working Interest Party may make such an assignment without seeking or obtaining the prior written consent of the other Working Interest Party to an Affiliate of the assigning Working Interest Party that (i) receives a simultaneous Transfer of such Working Interest Party’s entire interest in the Assets, and (ii) has (in the reasonable discretion of the non-assigning Working Interest Party) the financial wherewithal to fully perform its obligations under this Agreement; provided further that the non-assigning Working Interest Party shall not be required to recognize any such assignment until 30 days after it has received (x) a copy of the instrument of assignment, and (y) adequate assurances of the assignee’s performance of the assigning Working Interest Party’s payment obligations hereunder in form and substance reasonably acceptable to the non-assigning Working Interest Party.

(c)                                  If Forest Transfers all or any portion of its interest in the Assets in accordance with Section 17.1(a), then at the closing of such Transfer (i) Forest shall resign as Operator, and (ii) the assignee of Forest’s Working Interest in such Transferred Assets shall enter into an operating agreement in substantially similar form as Exhibit H, but shall waive its right to approve Affiliate goods or services that exceed fifty thousand and 00/100 Dollars ($50,000.00) under Section II.7 of Exhibit C to the Operating Agreement.  The Working Interest Parties shall select a new Operator in accordance with the terms of the Operating Agreement.  STC Eagleville or its designee shall serve as the interim Operator until the Working Interest Parties select a permanent Operator.

(d)                                 Any assignment of this Agreement or Transfer of the Assets in violation of this Section 17.1 shall be void from the beginning and of no effect.

17.2                        Tag Along Right.

(a)                                 If either Working Interest Party desires to Transfer all or any portion of its interest in the Assets to any Third Party (a “Proposed Tag-Along Sale”), then the other Working Interest Party shall be entitled to exercise tag-along rights to participate in such Proposed Tag-Along Sale (in accordance with this Section 17.2) at the same price and on the same terms and conditions as those offered to such Third Party (the “Tag-Along Rights”).

(b)                                 No later than 10 Business Days following a Working Interest Party’s receipt of an offer constituting a Proposed Tag-Along Sale (a “Tag-Along Offer”), such Working Interest Party shall deliver a written notice (a “Tag-Along Notice”) to the other Working Interest Party stating that such Working Interest Party desires to effect a Proposed Tag-Along Sale, which notice shall set forth (i) the identity of the Person (the “Offeror”) that desires to acquire such Working Interest Party’s interest in the Assets, (ii) a summary in reasonable detail of the representations, warranties, covenants, conditions and indemnification proposed by the Offeror, (iii) such Working Interest Party’s interest in the Assets (the “Offered Interest”) that the Offeror proposes to acquire, (iv) the proposed total purchase price for the Offered Interest and (v) any other material terms governing the offer.

(c)                                  Within 25 Business Days of its receipt of a Tag-Along Notice, the Working Interest Party to which such Tag-Along Notice was delivered shall have the right, but not the obligation, to elect, by written notice to the Working Interest Party delivering such Tag-Along Notice, to include a portion of its respective interest in the Assets constituting the same type of interest as the Offered Interest in the Proposed Tag-Along Sale, expressed as a percentage of the net acreage included in the Offered Interest (the “Tag-Along Interest”).  The failure of the Working Interest Party to whom a Tag-Along Notice was delivered to give unconditional written notice of such election within such period shall be deemed an election by such Working Interest Party not to exercise its respective Tag-Along Right.

(d)                                 If the Working Interest Party to whom a Tag-Along Notice was delivered exercises its Tag-Along Rights, then the Working Interest Parties shall participate in the Proposed Tag-Along Sale and the Offered Interest shall be reduced to the extent of the Tag-Along Interest.

(e)                                  If the Working Interest Party to whom a Tag-Along Notice was delivered does not elect to exercise the Tag-Along Rights, then the Working Interest Party who delivered such Tag-Along Notice may, for a period of 90 Business Days from the date of the Tag-Along Notice, consummate the Proposed Tag-Along Sale upon terms and conditions that are no more favorable than those set forth in the Tag-Along Notice.  Immediately after the closing of the Proposed Tag-Along Sale, the selling Working Interest Party shall provide to the other Working Interest Party true and complete copies of all agreements relating to such Transfer.

(f)                                   In the event that the Offeror fails to purchase the Tag-Along Interest for which Tag-Along Rights have been properly exercised by the Working Interest Party to whom a Tag-Along Notice was delivered, then the selling Working Interest Party shall not be permitted to consummate the sale of the Offered Interest to the Offeror without the prior written consent of the other Working Interest Parties, which consent may be withheld in such Working Interest Party’s sole discretion.

ARTICLE XVIII
TAX PARTNERSHIP

18.1                        Transfer Taxes.  The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any sales, use, transfer, stamp, documentary, registration or similar Taxes will be incurred or imposed with respect to the transfer of the Conveyed Interests from Forest to STC Eagleville pursuant to this Agreement (collectively, “Transfer Taxes”).  In the event any Transfer Taxes are due, STC Eagleville shall timely pay such Transfer Taxes to the relevant Governmental Authority.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

18.2                        Allocation of Taxes.

(a)                                 Forest shall be allocated and bear all Asset Taxes attributable to (A) any tax period (or portion thereof) ending prior to the Effective Time and (B) the portion of any Straddle Period ending prior to the Effective Time.  STC Eagleville shall be allocated and bear all Asset Taxes attributable to (A) any tax period (or portion thereof) beginning on or after the Effective Time and (B) the portion of any Straddle Period  beginning on the Effective Time.

(b)                                 For purposes of determining allocation described in Section 18.2(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Times occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the day on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

18.3                        Tax Treatment.  Notwithstanding anything to the contrary contained herein, the Working Interest Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership in which the Working Interest Parties are each treated as the partners (the “Tax Partnership”).  The Working Interest Parties do not intend for the transactions contemplated by this Agreement to be treated as a Tax Partnership for Texas franchise tax purposes and will cooperate to avoid such treatment.  For Tax Purposes (a) the Tax Partnership will be treated from and after the Execution Date as (i) holding 100% of the Assets and any other assets treated by STC Eagleville and Forest as held by the Tax Partnership pursuant to this Section 18.3 or Exhibit P, and (ii) engaging in all activities of the Working Interest Parties with respect to the aforementioned assets; (b) Forest will be treated as contributing the Assets to the Tax Partnership on the Execution Date and undertaking to fund, when due, the costs and expenses allocable to it under this Agreement in exchange for an interest in the Tax Partnership; (c) STC Eagleville will be treated as providing its undertaking to fund, when due, the costs and expenses allocable to it under this Agreement in exchange for an interest in the Tax Partnership, and (d) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of such assets, notwithstanding that such items are realized, paid or incurred by the Working Interest Parties individually. In the event any Asset or other property subject to this Agreement is not held jointly by all Working Interest Parties immediately after the Execution Date but becomes jointly held by all Working Interest Parties subsequent to the Execution Date, the Working Interest Parties agree to treat the joint acquisition of such property for Tax Purposes as a contribution to the Tax Partnership in exchange for an interest therein.  For these purposes, the Parties agree to be governed by the Tax Partnership Agreement attached as Exhibit P.  In the event of any conflict or inconsistency between the terms and conditions of Exhibit P and the terms and conditions of this Agreement (including this Section 18.3) or any attachment or Exhibit hereto (other than Exhibit P), or any other agreement entered into by the Working Interest Parties jointly pursuant to this Agreement, the terms and conditions of Exhibit P shall govern and control.

ARTICLE XIX
PROGRAM TERM

19.1                        Term.  Except with respect to the surviving provisions as set forth in Section 19.2, this Agreement shall terminate upon the earlier to occur of (i) a Termination Event, or (ii) the mutual agreement of the Parties (the “Program Termination Date”).  As used herein, a “Termination Event” means any of the following: (a) sale by STC Eagleville of its entire Participating Interest Share in the Program Assets; (b) sale by Forest of its entire Participating Interest Share in the Program Assets; or (c) the 10th anniversary of the Execution Date.

19.2                        Surviving Provisions.  The occurrence of the Program Termination Date shall not (a) relieve any Party from any expense, Liability or other obligation or remedy therefor which has accrued or attached prior to the Program Termination Date, or (b) release Forest (to the extent that it retains as of the Program Termination Date any interest in the Program Assets) from its obligations to the Schlumberger Service Providers under this Agreement, the Master Service Agreement or the Consulting Services Agreement.

ARTICLE XX
DEFAULTS

20.1                        Default by STC Eagleville.

(a)                                 Drilling Carry Default.  Upon the occurrence of an Immaterial Carry Payment Default by STC Eagleville, Forest’s exclusive remedy shall be to recover the amount of the Carry Payment Failure, plus an amount equal to 10% of such Carry Payment Failure.  Forest shall have the right to (i) offset the amount owed by STC Eagleville against the proceeds from the sale of STC Eagleville’s Participating Interest Share of Production, or (ii) obtain relief pursuant to a Final Order.  Upon the occurrence of a Material Carry Payment Default by STC Eagleville, Forest shall within 10 Business Days notify STC Eagleville in writing of its election to exercise one of the following alternative exclusive remedies:

(i)                                     exercise the rights described above with respect to an Immaterial Carry Payment Default; or

(ii)                                  if the Material Carry Payment Default occurs during the Stage 1 Carry Period, accelerate the payment by STC Eagleville to Forest of the unsatisfied portion of the Stage 1 Carry Amount (less the amount on deposit in the Invoice Objection Reserve Account) and, apply said payment to satisfy the Material Carry Payment Default, with the excess amount treated as an advance payment of the Stage 1 Carry Payments and, if the Material Carry Payment Default occurs during the Stage 2 Carry Period, accelerate the payment by STC Eagleville to Forest of the unsatisfied portion of the Stage 2 Carry Amount (less the amount on deposit in the Invoice Objection Reserve Account) and, apply said payment to satisfy the Material Carry Payment Default, with the excess amount treated as an advance payment of the Stage 2 Carry Payments; or

(iii)                               require that STC Eagleville reassign to Forest by special warranty of title the Carry Default Reassignment Percentage of STC Eagleville’s Working Interest in the Leases, excluding the Approved Wells and associated drilling Units.

If Forest elects to require reassignment, then the Drilling Carry Termination Date will be deemed to have occurred and the Drilling Carry Obligation will be extinguished.  If Forest fails to timely notify STC Eagleville of its election, it will be conclusively deemed to have elected the remedy described in Section 20.1(a)(i).  For the avoidance of doubt, if Forest elects to exercise the remedy described in Section 20.1(a)(ii) with respect to a Material Carry Payment Default during the Stage 1 Carry Period, it will not be precluded from exercising that remedy with respect to a separate Material Carry Payment Default which occurs during the Stage 2 Carry Period.

(b)                                 Development Cost Payment Default.  Upon the occurrence of an Immaterial Development Cost Payment Default by STC Eagleville, Forest’s exclusive remedies shall be to recover the amount of the Development Cost Payment Failure by STC Eagleville, plus an amount equal to 10% of such Development Cost Payment Failure.  Forest shall have the right to (i) offset the amount owed by STC Eagleville against the proceeds from the sale of STC Eagleville’s Participating Interest Share of Production or (ii) obtain relief pursuant to a Final Order.  Upon the occurrence of a Material Development Cost Payment Default by STC Eagleville, Forest shall within 10 Business Days notify STC Eagleville in writing of its election to exercise one of the following alternative exclusive remedies:

(i)                                   exercise the rights described above with respect to an Immaterial Development Cost Payment Default; or

(ii)                                deem STC Eagleville to be a non-consenting party under the Operating Agreement solely with respect to the well(s) that the Material Development Cost Payment Default relates.

If Forest elects to exercise the remedy described in Section 20.1(b)(i) then, until such time as Forest has recovered the full amount of the Development Cost Payment Failure, plus the applicable 10% amount, (i) Forest’s obligations under Sections 10.1, 10.2 and 10.3 shall be temporarily suspended, and (ii) notwithstanding Article XVII, STC Eagleville shall have no right to Transfer any portion of its Working Interest in the Program Assets.  If Forest fails to timely notify STC Eagleville of its election, it will be conclusively deemed to have elected the remedy described in Section 20.1(b)(i).

(c)                                  Other Defaults.  Upon the breach by STC Eagleville of any representation, warranty or covenant under this Agreement (other than of the type described in Sections 20.1(a) and 20.1(b)) that is not cured within 30 days of delivery of written notice from a non-defaulting Party, Forest shall be entitled to exercise any right or remedy available under law.

20.2                        Defaults by Forest.

(a)                                 Development Cost Payment Defaults.  Upon the occurrence of an Immaterial Development Cost Payment Default by Forest, STC Eagleville’s exclusive remedies shall be (i) prior to the Drilling Carry Termination Date, recovery of the amount of the Development Cost Payment Failure, plus an amount equal to 10% of such Development Cost Payment Failure, by automatic reduction of first, the Stage 1 Carry Amount and then, if necessary, the Stage 2 Carry Amount, and (ii) subsequent to the Drilling Carry Termination Date, recovery of the amount of the Development Cost Payment Failure, plus an amount equal to 10% of such Development Cost Payment Failure.  STC Eagleville shall have the right to (i) offset the amount owed by Forest after the Drilling Carry Termination Date against the proceeds from the sale of Forest’s Participating Interest Share of Production or (ii) obtain relief pursuant to a Final Order.  Upon the occurrence of a Material Development Cost Payment Default by Forest, STC Eagleville shall within 10 Business Days notify Forest in writing of its election to exercise one of the following alternative exclusive remedies:

(i)                                     exercise the rights described above with respect to an Immaterial Development Cost Payment Default and, at STC Eagleville’s sole election, (A) remove Forest as Operator of the Program Area, including the Approved Development Wells and Approved Rework Operations, but excluding any Rejected Well, Rejected Well Acreage, Rejected Rework Well, Rejected Rework Acreage Zone and Excluded Wells; (B) designate, in its sole discretion, itself or a Third Party as replacement operator; and (C) unilaterally amend the Annual Plan and Budget to reduce the number of projected Development Operations and Rework Operations; or

(ii)                                  exercise the right to deem Forest to be a non-consenting party under the Operating Agreement solely with respect to the well(s) that the Material Development Cost Payment Default relates and the remedies set forth in subsections (A) through (C) of Section 20.2(a)(i).

If STC Eagleville elects to exercise the remedy described in Section 20.2(a)(i), then until such time as STC Eagleville has received the full amount of the Development Cost Payment Failure,

plus the applicable 10% amount, Forest, notwithstanding Article XVII, shall have no right to Transfer any portion of its Working Interest in the Program Assets.  If STC Eagleville fails to timely notify Forest of its election under this Section 20.2(a), it will be conclusively deemed to have elected the remedy described in Section 20.2(a)(i).

(b)                                 Exclusive Services Commitment Default.  Upon the occurrence of an Immaterial Exclusive Services Commitment Default by Forest, the exclusive remedy of STC Eagleville and the Schlumberger Service Providers shall be the automatic reduction of STC Eagleville’s Participating Interest Share of Approved Costs by an amount equal to 25% of the Exclusive Services Commitment Failure amount.  Upon the occurrence of a Material Exclusive Services Commitment Default by Forest, STC Eagleville shall be entitled to exercise the rights described above with respect to an Immaterial Exclusive Services Commitment Default and, at STC Eagleville’s sole election, (i) remove Forest as Operator of the Program Area, including the Approved Development Wells and Approved Rework Operations, but excluding any Rejected Well, Rejected Well Acreage, Rejected Rework Well, Rejected Rework Acreage Zone and Excluded Wells; (ii) designate in its sole discretion itself or a Third Party as replacement operator; and (iii) unilaterally amend the Annual Plan and Budget to reduce the number of projected Development Operations and Rework Operations.

(c)                                  Consulting Services Commitment Default.  Upon the occurrence of an Immaterial Consulting Services Commitment Default by Forest, the exclusive remedy of STC Eagleville and the Schlumberger Service Providers shall be the automatic reduction of STC Eagleville’s Participating Interest Share of Approved Costs by an amount equal to 25% of the Consulting Services Commitment Failure amount.  Upon the occurrence of a Material Consulting Services Commitment Default by Forest, STC Eagleville shall be entitled to exercise the rights described above with respect to an Immaterial Consulting Services Commitment Default and, at STC Eagleville’s sole election, (i) remove Forest as Operator of the Program Area, including the Approved Development Wells and Approved Rework Operations, but excluding any Rejected Well, Rejected Well Acreage, Rejected Rework Well, Rejected Rework Acreage Zone and Excluded Wells; (ii) designate in its sole discretion itself or a Third Party as replacement operator; and (iii) unilaterally amend the Annual Plan and Budget to reduce the number of projected Development Operations and Rework Operations.

(d)                                 Other Defaults.  Upon the breach by Forest of any representation, warranty or covenant under this Agreement (other than of the type described in Sections 11.5, 20.2(a), 20.2(b) and 20.2(c)) that is not cured within 30 days of delivery of written notice from STC Eagleville or a Schlumberger Service Provider, each of STC Eagleville and the Schlumberger Service Providers shall be entitled to exercise any right or remedy available under law.

20.3                        Defaults by Schlumberger Service Provider.

(a)                                 Pricing Defaults.  The failure of a Schlumberger Service Provider to price services, equipment or materials in compliance with Section 10.5 and Exhibit M shall constitute a pricing default (“Pricing Default”).

(b)                                 Pricing Remedies.  This Section 20.3(b) sets forth the exclusive remedies of Forest with respect to a Pricing Default.  In the event that an auditor determines that certain identified Schlumberger Service Provider’s invoices included price rates for services, equipment or materials in excess of those permitted by Section 10.5, then the following shall occur:

(i)                       first, the dollar amount of the overcharge actually paid by Forest shall be computed;

(ii)                    second, the dollar amount of any undercharges by Schlumberger Service Providers and the amount of any unpaid Schlumberger Service Provider invoices shall be computed;

(iii)                 third, the dollar amount of the overcharge shall be netted against the dollar amount of any undercharges and unpaid Schlumberger Service Provider invoices; and

(iv)                fourth, in the event that after the netting described in clause (iii) above, an overcharge remains, then within 15 Business Days of the auditor’s determination such amount shall be (A) credited against the outstanding balance of any Schlumberger Service Provider’s invoice or (B) remitted to the Working Interest Parties based on their respective Participating Interest Share of such amount.

(c)                                  Performance Default.  Forest and STC Eagleville shall have the rights and remedies provided for in the Master Service Agreement and Consulting Services Agreement upon breach of any obligation thereunder.  In addition to any remedies provided under the Master Service Agreement and Consulting Services Agreement, in the event of Cause for Suspension, Forest shall be entitled to suspend the right of the Schlumberger Service Provider under this Agreement to provide the particular service, type of equipment or materials that is the subject of the Cause for Suspension.  The period of suspension shall be the period of time necessary for the applicable Schlumberger Service Provider to demonstrate to Forest’s reasonable satisfaction that the underlying Cause for Suspension has been corrected.  Forest shall consult with, but shall not be bound by, the Program Development Committee concerning any suspension for cause and the adequacy of the Schlumberger Service Provider’s corrective measures.  The existence of a Cause for Suspension of a particular service, type of equipment or materials shall not effect Forest’s obligation under Section 10.2 with respect to any other services, equipment or materials.

20.4                        DAMAGES.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE EXTENT OF DAMAGES OCCASIONED BY A MATERIAL CARRY PAYMENT DEFAULT, IMMATERIAL CARRY PAYMENT DEFAULT, MATERIAL DEVELOPMENT COST PAYMENT DEFAULT, IMMATERIAL DEVELOPMENT COST PAYMENT DEFAULT, MATERIAL EXCLUSIVE SERVICES COMMITMENT DEFAULT, IMMATERIAL EXCLUSIVE SERVICES COMMITMENT DEFAULT, MATERIAL CONSULTING SERVICES COMMITMENT DEFAULT OR IMMATERIAL CONSULTING SERVICES COMMITMENT DEFAULT WOULD BE IMPOSSIBLE OR EXTREMELY

DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE REMEDY AVAILABLE UNDER SECTIONS 20.1(a), 20.1(b), 20.2(a), 20.2(b) AND 20.2(c) IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE XXI
MISCELLANEOUS

21.1                        Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

21.2                        Expenses and Taxes.

(a)                                 Except as otherwise specifically stated herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)                                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests (including the Conveyance) shall be borne by STC Eagleville.

(c)                                  Forest shall retain responsibility for, and shall bear and pay all federal income Taxes, state income Taxes, and other similar Taxes (including any applicable interest or penalties) incurred by or imposed on Forest under Applicable Law.

21.3                        Relationship of Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not intended, nor shall the Transaction Documents ever be construed, to create a mining or other partnership (other than the Tax Partnership created pursuant to Section 18.3), joint venture or association or trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

21.4                        No Third Party Beneficiaries.  The Parties expressly agree that this Agreement shall not create any rights in Third Parties and is not intended to be relied upon by any Person or entity other than the Parties.

21.5                        Confidentiality.  Each Party agrees that during the term of this Agreement (and for a period of 18 months following the termination of this Agreement), all Confidential Information shall be considered strictly confidential, shall be kept strictly confidential and shall not be disclosed to any Person that is not a Party without the prior written consent of the other Party, except: (a) to an Affiliate of either Party (provided that such Party shall be liable for any disclosure in breach of the provisions of this Agreement by such Affiliate); (b) to the extent such

Confidential Information is required to be disclosed pursuant to any law or pursuant to any stock exchange regulations binding upon a Party (or any of its Affiliates), or pursuant to any legal proceedings or any order of any Governmental Authority binding upon a Party (or any of its Affiliates) (provided that prior to such disclosure, such Party (or its Affiliate) shall notify in writing the other Party that such request has been made and shall reasonably cooperate with such other Party to obtain a protective order, confidential treatment or other remedy (and, in the absence of any such remedy, may disclose only such portion of the Confidential Information as such disclosing Party (or its Affiliate) is advised by its counsel that it is legally required to disclose)); (c) to the officers, managers, directors, representatives and consultants of such Party (or any of its Affiliates), where the disclosure of such Confidential Information is necessary to any such Person’s work for such Party (or any of its Affiliates) (provided that such Party shall be liable for any disclosure in breach of the provisions of this Agreement by such Person); (d) to a bona fide prospective transferee of such Party’s interest in the Program Assets (including a Person with which such Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or sale of a majority of such Party’s or its Affiliate’s equity interests or assets and properties), to the extent appropriate in order to allow such prospective transferee to evaluate such Party’s interest in the Program Assets (provided that such prospective transferee shall have, prior to any such disclosure, entered into a confidentiality agreement with such Party (or its Affiliate, if applicable) on terms no less strict than the terms of this Agreement and such Party (or its Affiliate, if applicable) shall be liable for any disclosure in breach of this Agreement by such prospective transferee; (e) to any Person (including to a bank or other financial institution), as is reasonably necessary in connection with arranging (or maintaining) debt or equity financing of such Party or its Affiliates (provided that such Person shall have, prior to any such disclosure, entered into a confidentiality agreement with such Party (or its Affiliate, if applicable) on terms no less strict than the terms of this Agreement and such Party (or its Affiliate, if applicable) shall be liable for any disclosure in breach of the provisions of this Agreement by such Person); and (f) in the case of Forest, to Forest’s (and any of its Affiliates’) employees or contractors that are conducting Development Operations, Rework Operations and Area-Wide Operations.

21.6                        Publicity.  None of the Parties or any of their respective Affiliates shall issue any press release or similar public announcement pertaining to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide prior notice of such press release or public announcement to the other Party.

21.7                        Non-Solicitation of Employees.  From and after the Execution Date hereof, each Party agrees that it will not, and will cause its Affiliates not to, directly or indirectly (including, without limitation, by contracting through an independent contractor, consultant, or other Third Party), without the prior written consent of the other Party (a) entice, induce or attempt to cause any employee or consultant of the other Party or any Affiliate of such Party to terminate his or her employment or service relationship with such Party or any of its Affiliates or (b) hire, or solicit or contact with a view to the hiring of, any employee or consultant of the other Party or any of its Affiliates; provided, however, that none of the foregoing restrictions shall apply to any employee or consultant of a Party or its Affiliates who responds to a general advertisement of employment opportunities by the other Party, or its Affiliates, not specifically directed at such employee or who contacts a Party or any of its Affiliates on his or her own initiative.

21.8                        Notices.  Any notice, demand or document which either Party is required or may desire to give to the other will be in writing and, except as otherwise provided in this Agreement, given by messenger, nationally recognized courier, overnight delivery, facsimile or other electronic transmission, or United States certified mail, postage prepaid, return receipt requested, addressed to the recipient at the location shown below, or at any other address as any Party may furnish to the other Parties by notice given in accordance with this provision.  Any Party may, upon notice to the other Parties, change the address and Person to whom such communications should be directed.

If to STC Eagleville, to:

STC Eagleville

c/o Schlumberger Production Management

1200 Enclave Parkway, Suite 100

Houston, Texas 77 077-1733

Attention:  Vice President

Telephone: (832) 424-4965

Facsimile No.: (832) 424-4011

With a Copy to:

c/o STC Eagleville LLC

c/o Schlumberger Technology Corporation

300 Schlumberger Drive

Sugar Land, Texas 77478

Attention:  Corporate Secretary

Telephone: (281) 285 8349

Facsimile No.: (281) 285-6952

If to Schlumberger or Smith, to:

Schlumberger Technology Corporation or Smith International, Inc.;

c/o 1325 South Dairy Ashford, Annex #310

Houston, Texas 77077

Telephone: (281) 285-8464

Facsimile No: (281) 285-8544

Attention:  NAM Contracts Manager

With a Copy to:

STC Eagleville LLC

c/o Schlumberger Production Management

1200 Enclave Parkway, Suite 100

Houston, Texas 77 077-1733

Attention:  Vice President

Telephone: (832) 424-4965

Facsimile No.: (832) 424-4011

If to M-I, to:

M-I L.L.C.

5950 North Course Drive

Houston, Texas 77072

Telephone: (832) 295-2774

Facsimile No: (832) 295-2501

Attention:  Contracts Administrator-Legal Department

With a Copy to:

STC Eagleville LLC

c/o Schlumberger Production Management

1200 Enclave Parkway, Suite 100

Houston, Texas 77 077-1733

Attention:  Vice President

Telephone: (832) 424-4965

Facsimile No.: (832) 424-4011

If to Forest, to:

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado 80202

Facsimile No.: 303-812-1445

Attention: General Counsel

With a Copy to:

Forest Oil Corporation

500 Dallas Street, Suite 2700

Houston, Texas 77002

Telephone: 713-830-6800

Facsimile No.: 713-830-6830

Attention: Senior Vice President, Southern Region

Any notice delivered or made by messenger, electronic mail or United States mail will be deemed to be given on the date of actual delivery as shown by messenger receipt, the sender’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt.  Notwithstanding the previous sentence, if either Party receives from the other any message via electronic mail that purports to be a notice under this Agreement but that contains information that is syntactically incorrect, garbled or otherwise unintelligible, the recipient will notify the sender and the message containing the unintelligible information will not be deemed to be given until it is successfully delivered (including redelivery by electronic mail) pursuant to this Section 21.8.  Any notice delivered by overnight mail will be deemed to be given one Business Day after deposit with an overnight mail or delivery service, postage prepaid.  Any notice delivered by regular mail will be deemed to be given three Business Days after deposit in a mailbox maintained by the United States Postal Service, postage prepaid, registered or certified mail.

21.9                        Waivers; Amendments; Assignment.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by any Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.

21.10                 Dispute Resolution of Arbitrable Matters.

(a)                                 Any Arbitrable Matter shall be resolved pursuant to the arbitration procedure set forth in this Section 21.10.  Notwithstanding the foregoing, any dispute arising under this Agreement or any other Transaction Document not expressly identified as an Arbitrable Matter shall not be subject to the arbitration procedure set forth in this Section 21.10, regardless of whether individual features of such dispute fall within the scope of an Arbitrable Matter.

(b)                                 The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules except to the extent of any conflict with this Section 21.10.  In addition to being bound by and adhering to the rules and practices of the AAA and Applicable Law on arbitrator neutrality, no arbitrator appointed pursuant to this Section 21.10 shall have worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the Arbitrable Matter.  A Party wishing to refer an Arbitrable Matter to arbitration (hereinafter, a “Claimant”) shall provide written notice of the Arbitrable Matter to the other Parties (the “Respondents”).  Once appointed, no arbitrator shall have any ex parte communications with any Party (or its Affiliates) concerning the arbitration or the underlying Arbitrable Matter other than communications directly concerning the selection of the presiding arbitrator, when applicable.

(c)                                  For each Arbitrable Matter to be conducted by three arbitrators pursuant to the AAA Rules, then (i) within 30 days of the Claimant providing notice to the Respondents of an Arbitrable Matter, the Claimant and the Respondents shall each appoint one arbitrator, and those arbitrators so appointed shall select a presiding arbitrator within 30 days following the appointment of the last Party-appointed arbitrator, and (ii) if either the Claimant or the Respondents fail to appoint an arbitrator within the permitted time period or if the Party-

appointed arbitrators fail to appoint the presiding arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by AAA as appointing authority in accordance with the AAA Rules.  For each Arbitrable Matter to be conducted by one arbitrator pursuant to the AAA Rules, (x) the Parties will seek to agree on a single arbitrator with experience arbitrating oil and gas and complex commercial disputes; and (y) if the Parties are not able to agree upon an arbitrator, an arbitrator shall be appointed in the manner provided in the AAA Rules.

(d)                                 The award of the arbitral tribunal shall be in writing, state its reasons, and be final and binding, and the Parties also waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

(e)                                  Notwithstanding the agreement to arbitrate any Arbitrable Matter in this Section 21.10, any Party may apply to the state or federal courts in Harris County, Texas for interim measures pending appointment of the arbitration tribunal, including injunction, attachment and conservation orders or to specifically enforce the terms of this Agreement, in each case without the requirement to post a bond.  The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right or obligation to arbitrate.

(f)                                   The arbitral tribunal is authorized to award costs, reasonable attorneys’ fees and expert witness fees and to allocate them among the Parties.  The award shall include interest at the Default Rate from the date of any default, breach or other accrual of a claim until the arbitral award is paid in full.  The arbitrator may not award indirect, consequential, special or punitive damages.  Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

21.11                 WAIVER OF JURY TRIAL.  THE PARTIES KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING BASED ON OR ARISING (DIRECTLY OR INDIRECTLY) OUT OF THIS AGREEMENT.

21.12                 GOVERNING LAW.  EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE, THIS AGREEMENT (AND THE RIGHTS OF THE PARTIES AND ARISING HEREUNDER) SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED UNDER AND ENFORCED PURSUANT TO THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

21.13                 VENUE AND JURISDICTION.  EXCEPT FOR THE ARBITRABLE MATTERS, WHICH SHALL BE EXCLUSIVELY RESOLVED IN ACCORDANCE WITH SECTION 21.10, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SHALL BE LITIGATED, EXCLUSIVELY, IN COURTS IN HOUSTON, HARRIS COUNTY, TEXAS.  THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN

HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION 21.13.

21.14                 Counterpart Execution.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21.15                 NO OTHER AGREEMENTS; NO PAROLE EVIDENCE.  THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, TOGETHER WITH ALL EXHIBITS, SCHEDULES AND ANNEXES ATTACHED HERETO AND THERETO, CONSTITUTE THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS ADDRESSED HEREIN AND THEREIN AND CANNOT AND WILL NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

21.16                 WAIVER OF CONSEQUENTIAL DAMAGES.  NONE OF THE PARTIES SHALL BE LIABLE TO ANY OTHER PARTY FOR EXEMPLARY, PUNITIVE, TREBLE, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

21.17                 Further Cooperation.  Without limiting the other terms of this Agreement, after the Execution Date, the Working Interest Parties shall each execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Working Interest Party may reasonably request, to convey and deliver the Conveyed Interests to STC Eagleville, to perfect STC Eagleville’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to STC Eagleville, in the manner contemplated by this Agreement and to accomplish the transactions contemplated by this Agreement.  If any Working Interest Party receives monies belonging to another Party, such amount shall immediately be paid over to the proper Working Interest Party.

21.18                 Filings, Notices and Governmental Approvals.  Promptly after the Execution Date, STC Eagleville shall (i) record the Conveyance in all applicable real property records, and (ii) shall actively pursue the unconditional approval or all applicable Customary Post-Closing

Consents (provided that Forest will cooperate with STC Eagleville in obtaining such approvals as reasonably necessary).

21.19                 Liens and Security Interests.

(a)                                 Each Working Interest Party grants to the other Working Interest Party a Lien upon any interest it now owns or hereafter acquires in the Program Assets, and a security interest or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this Agreement, including payment of expense, interest and fees, the proper disbursement of all amounts paid hereunder, the conveyance or relinquishment of Working Interests in any Program Assets as required hereunder, and the proper performance of operations hereunder.  Such Lien and security interest granted by each Working Interest Party shall include such Working Interest Party’s leasehold interests, Working Interests, operating rights and royalty and overriding royalty interests in the Program Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this Agreement, the Hydrocarbons when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including all wells, tools, and tubular goods), and accounts (including accounts arising from Imbalances or from the sale of Hydrocarbons at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

(b)                                 Each Working Interest Party represents and warrants to the other Working Interest Party that the Lien and security interest granted by such Working Interest Party to the other Working Interest Party shall be a first and prior Lien, and each Working Interest Party hereby agrees to maintain the priority of said Lien and security interest against all Persons acquiring an interest in the Program Assets covered by this Agreement by, through or under such Working Interest Party.  All parties acquiring an interest in the Program Assets covered by this Agreement, whether by assignment, merger, mortgage, operation of law or otherwise, shall be deemed to have taken subject to the Lien and security interest granted by this Section 21.19 as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

(c)                                  To the extent that the Working Interest Parties have a security interest under the Uniform Commercial Code of the State of Texas, they shall be entitled to exercise the rights and remedies of a secured party thereunder.  The bringing of a suit and the obtaining of judgment by a Working Interest Party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the Lien rights or security interest as security for the payment thereof.  In addition, upon default by either Working Interest Party in the payment of its share of expenses, interests or fees or upon the improper use of funds (in each case, including any amounts owed to a Schlumberger Service Provider), the other Working Interest Party shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Working Interest Party’s share of Production, plus interest at the Default Rate calculated from the date of default, breach or other accrual of a claim, until the amount owed by such Working Interest Party is received, and shall have the right to offset the amount owed against the proceeds from the sale of such Working Interest

Party’s share of Production. All purchasers of Production may rely on a notification of Default from a Working Interest Party stating the amount due as a result of the Default, and both Working Interest Parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

(d)                                 If either Working Interest Party does not perform all of its obligations hereunder, and the failure to perform subjects such Working Interest Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by Applicable Law, such Working Interest Party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed.  In addition, to the extent permitted by Applicable Law, each Working Interest Party hereby grants to the other Working Interest Party a power of sale as to any property that is subject to the Lien and security rights granted hereunder, such power to be exercised in the manner provided by Applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice.

(e)                                  Each Working Interest Party agrees that the other Working Interest Party shall be entitled to utilize the provisions of Applicable Law of the State of Texas to enforce the obligations of each Working Interest Party hereunder.

21.20                 Force Majeure.  Subject to the terms of this Agreement, in the event that a Party is rendered unable, wholly or in part, by reason of an event of Force Majeure (as hereinafter defined) to carry out its obligations under this Agreement, other than the obligation to indemnify, make money payments or furnish security obligations under this Agreement, upon such Party giving notice and reasonably full particulars of such Force Majeure event in writing or by electronic message transfer to the other Parties within a reasonable time after the occurrence of the cause relied upon, the obligation of the Party giving said notice, insofar as it is affected by such Force Majeure event, will be suspended during the continuance of any inability so caused, but for no longer period, and the cause of the Force Majeure so far as possible will be remedied with all reasonable dispatch.  The term “Force Majeure” as employed herein will mean an act of God, strike, lockout or other industrial disturbances, act of the public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, government restraint, laws, regulations or orders of any Governmental Authority exercising jurisdiction or any other event reasonably beyond the control of the Party claiming suspension.  The above requirement that any delay caused by a Force Majeure event will be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts or other labor difficulty by acceding to the demands of opponents therein when such course is inadvisable in the discretion of the Party having the difficulty.

21.21                 IP Ownership.  All intellectual property originated by a Schlumberger Service Provider prior to entering into this Agreement and all intellectual property developed solely by a Schlumberger Service Provider during the performance of any work under this Agreement or any other Transaction Document shall belong to the applicable Schlumberger Service Provider.  All intellectual property originated by Forest prior to entering into this Agreement and all intellectual property developed solely by Forest during the performance of any work under this Agreement or any other Transaction Document shall belong to Forest.  If the Parties jointly develop any intellectual property associated with any work performed under this Agreement or any other

Transaction Document, such jointly developed intellectual property may be used by any Party and the Parties shall negotiate in good faith a separate development agreement to allocate ownership rights.

21.22                 Conflict.  In the event of any conflict between the provisions of this Agreement and the provisions of any other Transaction Document, including the Operating Agreement, the provisions of this Agreement shall prevail, but only to the extent of the conflict.

21.23                 Covenants Running with the Land.  This Agreement and the terms, conditions and covenants hereof shall be deemed to be covenants running with the lands, and a burden upon a Working Interest Party’s interest in the Program Assets, for the benefit of STC Eagleville’s (with respect to the burden on Forest) or Forest’s (with respect to the burden on STC Eagleville) interest in the Program Assets.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

FOREST OIL CORPORATION

By:	/s/ Scott Laverde
Name:	Scott Laverde
Title:	Vice President

STC EAGLEVILLE, LLC

By:	/s/ F. Mitton
Name:	F. Mitton
Title:	Managing Member

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Daniel D. Domeracki
Name:	Daniel D. Domeracki
Title:	Vice President

SMITH INTERNATIONAL, INC.

By:	/s/ Guy Arrington
Name:	Guy Arrington
Title:	Vice President

M-I L.L.C.

By:	/s/ Wynn Fontenot
Name:	Wynn Fontenot
Title:	Vice President - North America

APPENDIX I
DEFINITIONS

“AAA” shall mean the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA, in effect at the time the relevant arbitration is initiated.

“Acquired Leases” has the meaning set forth in Section 16.4 of this Agreement.

“Acquisition Notice” has the meaning set forth in Section 16.2 of this Agreement.

“Additional Funding Obligations” has the meaning set forth in Section 8.1 of this Agreement.

“Additional Funding Payments” means the Initial Well Cost Recovery Payments, the Stage 1 Carry Payments and the Stage 2 Carry Payments.

“Advance Payment Request” has the meaning set forth in Section 9.3 of this Agreement.

“AFEs” means authorizations for expenditure delivered under this Agreement or the Operating Agreement.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person.  The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by Contract or otherwise.

“Aggregate Title Defect Cap” means an amount equal to 15% of the Total Drilling Carry Cap.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” means, with respect to any Conveyed Interests, the amount set forth on Exhibit A or Exhibit B, as applicable, under the column “Allocated Value” for such Conveyed Interests.

“AMI Area” has the meaning set forth in Section 16.1 of this Agreement.

“Annual Plan and Budget” has the meaning set forth in the Section 6.6(a) of this Agreement.

“Annual Plan and Budget Dispute” has the meaning set forth in Section 6.6(c)(i) of this Agreement.

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“Applicable Contracts” means the Contracts to which Forest or its Affiliates are a party and by which the Assets are bound or subject.

“Applicable Law” or “Law” means, with respect to any Person, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority applicable to such Person.

“Approved Area-Wide Costs” means costs and expenses of Approved Area-Wide Operations.

“Approved Area-Wide Operation” means an Area-Wide Operation performed pursuant to an Approved Area-Wide Proposal.

“Approved Costs” means, without duplication, Approved Development Well Costs, Approved Rework Costs, Approved Area-Wide Costs, costs associated with Pre-Well Proposal Due Diligence, costs associated with the Program Technical Services Team, and other costs and expenses properly chargeable to the joint account with respect to Approved Wells pursuant to the Operating Agreement.

“Approved Development Well” means any Development Well for which there is an Approved Development Well Proposal.

“Approved Development Well Costs” means costs and expenses of Approved Development Well Operations.

“Approved Development Well Operations” means Development Operations performed pursuant to an Approved Development Well Proposal; provided that the “Approved Development Well Operations” shall be deemed to include Development Operations performed as of the Execution Date with respect to the Initial Wells.

“Approved Development Well Proposal” means a Development Well Proposal that is approved by the Working Interest Parties pursuant to Section 7.3 of this Agreement.

“Approved Rework Costs” means costs and expenses of Approved Rework Operations.

“Approved Rework Operations” means Rework Operations performed pursuant to an Approved Rework Operation Proposal.

“Approved Rework Operation Proposal” means a Rework Operation Proposal that is approved by the Working Interest Parties in accordance with Section 7.3 of this Agreement.

“Approved Well” means the Initial Wells and any Approved Development Well located within the Program Area.

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“Arbitrable Matters” means (i) Invoice Objections, (ii) disputes arising under Section 6.6(c), and (iii) disputes arising as a result of an audit performed pursuant to Section 15 of the Master Service Agreement or Section 5.5 of the Consulting Services Agreement.

“Area-Wide Operations” means a seismic or other geophysical data acquisition operation, or other similar operation, including geophysical surveys, microseismic monitoring and core sampling and analysis performed in the Program Area.

“Area-Wide Proposal” means a proposal to perform Area-Wide Operations that satisfies the requirements of Section 7.2(c) of this Agreement or that was previously approved by the Program Development Committee as part of the Annual Plan and Budget.

“Assets” means 100% of the right, title and interest in the assets and properties listed in Section 2.1 (as distinguished from the 50% interest set forth in such Section 2.1), held by Forest prior to the Execution Date.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Conveyed Interests or the Production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (i) income, capital gains, franchise taxes and similar Taxes, and (ii) Transfer Taxes.

“Assumed Obligations” has the meaning set forth in Section 15.1 of this Agreement.

“Budget Year” means a period of 12 consecutive calendar months commencing on January 1 and ending on December 31.

“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, and other Burdens upon, measured by, or payable out of production.

“Business Day” means a day other than a Saturday, a Sunday or any day on which the banks in Houston, Texas or New York, New York are not open for business.

“Carry Default Reassignment Percentage” shall be the percentage of the Stage 1 Carry Amount, the Stage 2 Carry Amount and the Initial Well Stage 1 Carry Amount that has not been satisfied by Stage 1 Carry Payments, Stage 2 Carry Payments and Initial Well Cost Recovery Payments as of the time of calculation in accordance with Section 20.1(a).

“Carry Payment Failure” means the failure by STC Eagleville to pay when due the undisputed amount of a Stage 1 Carry Payment, Stage 2 Carry Payment or Initial Well Cost Recovery Payment in accordance with this Agreement where such failure is not cured within 30 days of delivery of written notice from Forest of such failure.  Payment by STC Eagleville of Schlumberger Service Providers invoices (regardless of whether such invoices are disputed by Forest in accordance with Section 11.3) shall not be the basis for a Carry Payment Failure and shall not be included in the computation of the dollar amount of any such Carry Payment Failure.

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“Cause for Suspension” means with respect to a particular service, type of equipment or material provided by a particular Schlumberger Service Provider (i) at least three instances of a defect in performance of a specific service within a 30-day period (provided that in each instance the defect resulted in eight (8) hours or more of continuous non-productive time, excluding time involving tripping in and out of the hole with either drill pipe or a work string), (ii) a defect in the specific equipment, materials or services that is not remedied or rectified, or commenced to be remedied or rectified, within four (4) days of receipt of written notice thereof by Forest, or (iii) the failure on at least two occurrences within a 60-day period for reasons under the Schlumberger Service Provider’s control to deliver a specific piece of equipment, service or material within a reasonable period after the scheduled delivery date, or (iv) a single incident that Forest reasonably believes gives rise to an immediate and significant risk to the health or safety of personnel conducting operations on the Assets.

“Claimant” has the meaning set forth in Section 21.10 of this Agreement.

“Claim Notice” has the meaning set forth in Section 15.6(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee Members” means the members of the Program Development Committee.

“Completion Operation” means all operations, activities, equipment, materials and services that pertain to completion of a well, including installation of production casing, conducting fracture stimulation and drilling out of fracture plugs, or, to the extent required, plugging such well, including restoring and reseeding of the well location and any associated roads as required by regulation.

“Completion Program” means the detailed written description of plans, procedures and information pertaining to the Completion Operations.

“Confidential Information” means all confidential information, data and interpretations resulting from the activities under this Agreement with respect to the Program Assets and the terms and conditions of this Agreement and the Operating Agreement.

“Consent” means any consent to assignment or other similar right pertaining to an Asset or the transactions contemplated hereby.

“Consulting Services” means the consulting services provided by Schlumberger to Forest, pursuant to the Consulting Services Agreement.  The Consulting Services shall at a minimum include the services described in the Consulting Services Agreement.

“Consulting Services Agreement” means that certain Consulting Services Agreement by and between Schlumberger and Forest of even date herewith, in the form of Exhibit F attached to this Agreement, as the same may be amended, modified or supplemented by the Parties from time to time.

“Consulting Services Commitment Failure” means, other than as permitted in Section 10.4 of this Agreement, the performance by Third Parties (without the advance written

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consent of the applicable Schlumberger Service Provider) of any Consulting Services with respect to an Approved Development Well Operation, Approved Rework Operation, Approved Area-Wide Operation or any other operation performed pursuant to the Operating Agreement with respect to which STC Eagleville has an Additional Funding Obligation.  The dollar amount of a Consulting Services Commitment Failure shall equal the dollar amount that the Schlumberger Service Provider would have charged for furnishing such Consulting Services.

“Contract” means any written or oral contract, agreement, franchise, license agreement, purchase order, binding bid, commitment or any other legally binding arrangement, excluding, however, any Lease, Right of Way or other instrument creating or evidencing an interest in the Conveyed Interests that constitutes real or immovable property and any Debt Instrument.

“Conveyance” means the conveyance from Forest to STC Eagleville pertaining to the Conveyed Interests, in the form attached as Exhibit E.

“Conveyed Interests” has the meaning set forth in Section 2.1 of this Agreement.

“Cure Period” has the meaning set forth in Section 3.2(b) of this Agreement.

“Customary Post Closing Consents” means the Consents and approvals from Governmental Authorities for the conveyance of the Conveyed Interests to STC Eagleville that are customarily obtained after the conveyance of properties similar to the Conveyed Interests.

“Debt Instrument” means any indenture, mortgage, loan, credit agreement, sale leaseback arrangement, guaranty of any obligation, bond, letter of credit or similar financial Contract.

“Default Rate” means a rate equal to the one month London Inter-Bank Offered Rate (as published in the Wall Street Journal), plus an additional four and one half percent (or, if such rate is contrary to Applicable Law, the maximum rate permitted by Applicable Law).

“Defensible Title” shall mean such title of Forest that:

(a)                                 with respect to each Lease shown in Exhibit A or Initial Well shown in Exhibit B, entitles Forest to receive not less than the percentage set forth in Exhibit A for such Lease or Exhibit B for such Initial Well, as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Lease or Initial Well, throughout the duration of the productive life of such Lease or Initial Well, except for (i) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (ii) decreases resulting from actions of STC Eagleville, or (iii) as otherwise stated in Exhibit A or Exhibit B;

(b)                                 with respect to each Lease shown in Exhibit A or Initial Well shown in Exhibit B, obligates Forest to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Lease or Initial Well that is not greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Initial Well, as applicable, except increases in Working Interest to the extent that they are

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accompanied by a proportionate increase in the Net Revenue Interest of Forest, with respect to such Lease or Initial Well;

(c)                                   with respect to each Lease shown in Exhibit A, entitles Forest to the Net Acres set forth in Exhibit A with respect to such Lease; and

(d)                                  with respect to the Conveyed Interests, is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Development Cost Payment Failure” means the failure by a Working Interest Party to pay when due the undisputed amount of its Participating Interest Share of Approved Development Well Costs or Approved Rework Costs in accordance with this Agreement where such failure is not cured within 30 days of delivery of written notice from the other Working Interest Party of such failure.  Payments by STC Eagleville of Schlumberger Service Provider invoices (including by deposit into the Invoice Obligation Reserve Account) shall not be the basis of a Development Cost Payment Failure and shall not be included in the computation of the dollar amount of a Development Cost Payment Failure.

“Development Funds Account” means the segregated account established by STC Eagleville at a commercial banking institution.  All funds deposited by STC Eagleville in the Development Funds Account shall remain the property of STC Eagleville until disbursed in accordance with the procedure set forth in Section 9.8 of this Agreement.

“Development Operations” means any Drilling Operation, Completion Operation or Production System Operation performed with respect to the Program Assets.

“Development Well” means any well within the Program Area as to which Development Operations commenced subsequent to the Execution Date.

“Development Well Proposal” means a proposal to perform Development Operations that satisfies the requirements of Section 7.2(a) of this Agreement.

“Dispute Notice” has the meaning set forth in Section 6.6(c)(i) of this Agreement.

“Drilling Carry Obligation” means the obligation of STC Eagleville pursuant to Sections 8.1(b), 8.1(c) and 8.2 of this Agreement.

“Drilling Carry Period” means the period from and including the Execution Date until the Drilling Carry Termination Date.

“Drilling Carry Termination Date” means the earlier to occur of:

(a)                                  the date on which the aggregate Drilling Carry Obligation paid by STC Eagleville in respect of Qualified Carried Costs of Approved Development Well Operations and Approved Rework Operations otherwise chargeable to Forest equals the Total Drilling Carry Cap;

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(b)                                  the date on which Forest consummates the sale of its entire Participating Interest Share in the Program Assets; or

(c)                                   the date the Drilling Carry Obligation is extinguished pursuant to Article XX.

“Drilling Operations” means all operations, activities, equipment, materials and services that pertain to moving in, rigging up, logging and testing a well, including constructing and upgrading access roads, obtaining and preparing the drillsite, obtaining permits and division order or drillsite title opinions, obtaining drilling contractor services and consultants necessary for the drilling of a well, obtaining mud, chemicals, pipe and supplies, and any other activities related to the foregoing.

“Drilling Program” means a detailed written description of plans, procedures and information pertaining to the Drilling Operations.

“Effective Time” means 12:01 a.m. (Central Time) on November 28, 2012.

“Encumbrance” means any Lien, mortgage, deed of trust, security interest, pledge, charge, defect, irregularity or similar encumbrance.

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes a Conveyed Interest not to be in compliance with any Environmental Law or (b) the existence with respect to the Conveyed Interest or their operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to a Conveyed Interest for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” means any and all Applicable Laws pertaining to health or the environment in effect in any and all jurisdictions where the properties of Forest are located, including without limitation, CERCLA, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.

“Excluded Assets” means all right, title and interest of Forest or any of its Affiliates in and to any asset not expressly included in the definition of “Assets”, including:  (a) all corporate minute books, financial records and other business records to the extent not related to the Assets; (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Forest or any of its Affiliates arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Forest or any of its Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time; (e) all claims of Forest or any of its Affiliates for refunds of or credits, loss carry forwards or similar tax assets

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with respect to (i) production or any other Asset Taxes attributable to any period prior to the Effective Time, (ii) income, franchise and similar Taxes, or (iii) any Taxes attributable to the Excluded Assets; (f) all personal property of Forest or any of its Affiliates not included within the definition of “Conveyed Interests”; (g) all audit rights arising under any of the Applicable Contracts (or otherwise) with respect to any period prior to the Effective Time or to any of the Excluded Assets; (h) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to a Person other than Forest or any Affiliate of Forest that STC Eagleville has not separately agreed in writing to pay, each such fee or penalty; (i) any offices, office leases or personal property located on any of the Leases that are not directly related to the Conveyed Interests; (j) all Contracts that are not Applicable Contracts; and (k) all rights, obligations and Liabilities related to any item of litigation listed Schedule 12.6.

“Excluded Wells” means the wellbores for all wells within the Program Area as of the Execution Date other than the Initial Wells.  Excluded Wells include the wells identified in Exhibit D.

“Exclusive Services” has the meaning set forth in Section 10.1 of this Agreement.

“Exclusive Services Commitment” has the meaning set forth in Section 10.1.

“Exclusive Services Commitment Failure” means, other than as permitted in Section 10.4 of this Agreement, the performance by Third Parties (without the advance written consent of the applicable Schlumberger Service Provider) of any Exclusive Services with respect to an Approved Development Well Operation, Approved Rework Operation, Approved Area-Wide Operation or any other operation performed pursuant to the Operating Agreement with respect to which STC Eagleville has an Additional Funding Obligation.  The dollar amount of an Exclusive Services Commitment Failure shall equal the dollar amount that the Schlumberger Service Provider would have charged for furnishing such Exclusive Services.

“Execution Date” has the meaning set forth in the Preamble.

“Exercise Period” has the meaning set forth in Section 3.3(a) of this Agreement.

“Final Order” means (i) an order or judgment entered by a court of competent jurisdiction, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending and (ii) with respect to Arbitrable Matters, the award of the arbitral tribunal in accordance with Section 21.10.

“Force Majeure” has the meaning set forth in Section 21.20 of this Agreement.

“Forest” has the meaning set forth in the Preamble.

“Forest Indemnified Parties” has the meaning set forth in Section 15.3 of this Agreement.

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“Fundamental Representations” means those representations and warranties of Forest set forth in Sections 12.1, 12.2, 12.5, 12.13, 12.14 and 12.16.

“GAAP” means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with Applicable Laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if the Parties agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP, as applicable.

“Good Cause” has the meaning set forth in Section 5.4(b) of this Agreement.

“Governmental Authority” means any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any arbitrator or tribal authority having or asserting jurisdiction.

“Hazardous Materials” means and includes (a) all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by the United States Congress or the Environmental Protection Agency or under any Hazardous Substance Laws (as hereinafter defined), and (b) any “hazardous waste,” “hazardous substance,” “toxic substance,” “regulated substance,” “pollutant” or “contaminant” as defined under any Hazardous Substance Laws.

“Hazardous Substance” means any (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law, (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil or any components, fractions or derivatives thereof released into the environment or (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, NORM or radon gas.

“Hedge Contract” means any Contract to which Forest or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, over-the-counter or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or Debt Instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

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“HSE” has the meaning set forth in Section 5.5 of this Agreement.

“HSE Program” has the meaning set forth in Section 5.5 of this Agreement.

“HSR Act” means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, any minerals produced in association therewith.

“Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Initial Wells required to be delivered by Forest relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Initial Wells actually delivered by Forest, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Immaterial Carry Payment Default” means any Carry Payment Failure that is not a Material Carry Payment Default.

“Immaterial Consulting Services Commitment Default” means any Consulting Services Commitment Failure that is not a Material Consulting Services Commitment Default.

“Immaterial Development Cost Payment Default” means any Development Cost Payment Failure that is not a Material Development Cost Payment Default.

“Immaterial Exclusive Services Commitment Default” means any Exclusive Services Commitment Failure that is not a Material Exclusive Services Commitment Default.

“Indemnified Party” has the meaning set forth in Section 15.6(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 15.6(a) of this Agreement.

“Initial Annual Plan and Budget” has the meaning set forth in Section 6.5 of this Agreement.

“Initial Budget Year” has the meaning set forth in Section 6.5 of this Agreement.

“Initial Well” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Initial Well Cost Recovery Obligation” means the obligations of STC Eagleville to make the Initial Well Cost Recovery Payments pursuant to Sections 8.1(a) and 8.3 of this Agreement.

“Initial Well Cost Recovery Payments” has the meaning set forth in Section 8.1(a) of this Agreement.

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“Initial Well Cost Recovery Period” means the period from and including the Execution Date through the point in time at which the Initial Well Costs have been satisfied by the Initial Well Cost Recovery Payments.

“Initial Well Costs” means the sum of (a) STC Eagleville’s Participating Interest Share of Approved Costs attributable to the Initial Wells from the Effective Time through the Execution Date, plus (b) the Initial Well Stage 1 Carry Amount.

“Initial Well Operations” means the Drilling Operations, Completion Operations, Production System Operations, and Rework Operations performed with respect to the Initial Wells.

“Initial Well Stage 1 Carry Amount” means the sum of money equal to 20% (subject to proportionate reduction in accordance with Section 8.1(a)) of the Approved Costs of Approved Development Well Operations and Approved Rework Operations performed on the Initial Wells.

“Interim Period” means the period from and including the Effective Time until the Execution Date.

“Invoice Objection” means an objection to a Schlumberger Service Provider’s invoice for services, equipment or materials that satisfies the requirements of Section 11.3 of this Agreement.

“Invoice Adjustment Amount” has the meaning set forth in Section 11.4 of this Agreement.

“Invoice Objection Amount” means the dollar amount of that portion of a Schlumberger Service Provider’s invoice as to which Forest delivers a timely Invoice Objection.  The Invoice Objection Amount may never exceed the dollar amount of the invoice to which such Invoice Obligation relates for the particular objected to services, equipment or materials described therein.

“Invoice Objection Reserve Account” means the segregated account established by Schlumberger at a commercial banking institution in accordance with Section 11.4 of this Agreement.

“Knowledge” means (a) with respect to Forest, the actual knowledge (without due investigation or inquiry) of any Person employed by Forest that occupies a senior position and has responsibility with respect to any aspect contemplated under this Agreement and (b) with respect to STC Eagleville, the actual knowledge (without due investigation or inquiry) of any Person employed by STC Eagleville that occupies a senior position and has responsibility with respect to any aspect contemplated under this Agreement.

“Lantern Drilling” means Lantern Drilling Company, a Delaware corporation.

“Lantern Drilling Contract” means a drilling contract between Forest and Lantern Drilling substantially in the form of Exhibit N.

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“Leases” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorney’s fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lien” means any pledge, assignment, lien, charge or Encumbrance of any kind.

“Limitation of Liability Exclusions” has the meaning set forth in Section 15.4 of this Agreement.

“Master Service Agreement” means that certain Master Service Agreement entered into between Forest and the Schlumberger Service Providers of even date herewith, in the form of Exhibit G, as same may be amended, modified or supplemented by the Parties thereto from time to time.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, (1) a material adverse effect upon the ability of Forest to consummate the transactions contemplated by this Agreement or the Transaction Documents, or to perform its obligations hereunder or thereunder, or (2) a material adverse effect on the ownership, operation, financial condition or value of the Assets, taken as a whole as currently owned and operated as of the Execution Date; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from:  (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) acts of God, including hurricanes, storms or other naturally occurring events; (d) acts or failures to act of Governmental Authorities; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (f) matters that are cured or no longer exist; (g) casualty losses; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons; and (j) natural declines in well performance.

“Material Carry Payment Default” means (i) a Carry Payment Failure with respect to Approved Development Well Operations or Approved Rework Operations performed in a single calendar month that exceeds two hundred and fifty thousand and 00/100 Dollars ($250,000.00) or (ii) two or more Carry Payment Failures with respect to Approved Development Well Operations or Approved Rework Operations performed in separate calendar months of a Budget Year that combined total in excess of five hundred thousand and 00/100 Dollars ($500,000.00).

“Material Consent” means (i) a Consent that would cause the conveyance of a Conveyed Interest affected thereby to be void, (ii) a Consent denied in writing by the holder of such Consent or (iii) a Consent required from a Governmental Authority (other than a Customary Post Closing Consent).

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“Material Consulting Services Commitment Default” means (i) a Consulting Services Commitment Failure with respect to any Approved Development Well Operation, Approved Rework Operation, Approved Area-Wide Operation or any other operation with respect to which STC Eagleville has an Additional Funding Obligation performed in a single calendar month that exceeds fifty thousand and 00/100 Dollars ($50,000.00), or (ii) two or more Consulting Services Commitment Failures with respect to any Development Operation, Rework Operation or Approved Area-Wide Operation performed in separate calendar months of a Budget Year that combined total in excess of one hundred thousand and 00/100 Dollars ($100,000.00).

“Material Contracts” has the meaning set forth in Section 12.7(a) of this Agreement.

“Material Development Cost Payment Default” means (i) a Development Cost Payment Failure with respect to Approved Development Well Operations or Approved Rework Operations performed in a single calendar month that exceeds one million five hundred thousand and 0/100 Dollars ($1,500,000.00) or (ii) two or more Development Cost Payment Failures with respect to Approved Development Well Operations or Approved Rework Operations performed in separate calendar months that the combined total of which exceeds three million and 00/100 Dollars ($3,000,000.00).

“Material Exclusive Services Commitment Default” means (i) an Exclusive Services Commitment Failure with respect to any Approved Development Well Operation, Approved Rework Operation, Approved Area-Wide Operation or any other operation with respect to which STC Eagleville has an Additional Funding Obligation performed in a single calendar month that exceeds five hundred thousand and 00/100 Dollars ($500,000.00), or (ii) two or more Exclusive Services Commitment Failures with respect to any Development Operation, Rework Operation or Approved Area-Wide Operation performed in separate calendar months of a Budget Year that combined total in excess of one million and 00/100 Dollars ($1,000,000.00).

“Memorandum of ADA” means the Memorandum of Acquisition and Development Agreement attached as Exhibit “H-2” to the Operating Agreement.

“Memorandum of Operating Agreement” means the Memorandum of Operating Agreement attached as Exhibit “H-1” to the Operating Agreement.

“M-I” has the meaning set forth in the Preamble.

“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Forest’ Working Interest in such Lease; provided that if items (b) or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Revenue Interest” means, with respect to any Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interest and other Burdens upon, measured by or payable out of production therefrom.

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“New Technology Operation” means an operation proposed by a Schlumberger Service Provider and accepted by STC Eagleville to provide under the Master Services Agreement a service, type of equipment or material that is a new technology being developed by that Schlumberger Service Provider and which the Schlumberger Service Provider wishes to evaluate.

“Offered Interest” has the meaning set forth in Section 17.2(b) of this Agreement.

“Offeror” has the meaning set forth in Section 17.2(b) of this Agreement.

“Operating Agreement” has the meaning set forth in Section 5.3 of this Agreement.

“Operator” has the meaning set forth in Section 5.4(a)of this Agreement.

“Option Acreage” has the meaning set forth in Section 16.2 of this Agreement.

“Participating Interest Share” means the percentage set forth next to each Working Interest Party’s name in Section 5.2(a), as adjusted pursuant to Section 5.2(b), to reflect each Working Interest Party’s undivided share of the aggregate rights and obligations of the Working Interest Parties under the terms of (a) this Agreement and (b) the Operating Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Party Executive” has the meaning set forth in Section 6.6(c)(ii) of this Agreement.

“Permits” has the meaning set forth in Section 12.18 of this Agreement.

“Permitted Encumbrances” means:

(a)                                 lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar Burdens upon, measured by, or payable out of production if the net cumulative effect of such Burdens does not (i) operate to reduce the Net Revenue Interest of Forest in any Lease or Initial Well below the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Initial Well, (ii) obligate Forest to bear a Working Interest for any Lease or Initial Well that is greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Initial Well (unless the Net Revenue Interest for such Lease or Initial Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(b)                                 Liens for Asset Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(c)                                  Customary Post-Closing Consents;

(d)                                 conventional rights of reassignment upon final intention to abandon or release the Assets;

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(e)                                  such Title Defects as STC Eagleville has waived in writing;

(f)                                   all Applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, grant or Permit, or by any provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner that does not materially impair the use of such property for the purposes for which it is currently owned; and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any Permit;

(g)                                  rights of a common owner of any interest in rights-of-way or easements currently held by Forest and such common owner as tenants in common or through common ownership;

(h)                                 easements, conditions, covenants, restrictions, servitudes, Permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, in each case, that (i) do not materially impair the use or operation of the Assets for the purposes of oil and gas development, and (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties;

(i)                                     the other matters specifically set forth on Exhibit A or Exhibit B;

(j)                                    the terms and conditions of this Agreement; and

(k)                                 all other charges, Encumbrances, agreements, instruments, obligations, defects and irregularities (but not Liens) affecting the Assets that individually or in the aggregate (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently owned and operated), (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties, and (iii) do not (A) reduce the Net Revenue Interest of Forest in any Lease or Initial Well below the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Initial Well, (B) obligate Forest to bear a Working Interest for any Lease or Initial Well that is greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Initial Well (unless the Net Revenue Interest for such Lease or Initial Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same proportion as any increase in such Working Interest), or (C) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease.

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“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

“Pre-Signing Initial Well Revenue” has the meaning set forth in Section 8.5 of this Agreement.

“Pre-Well Proposal Due Diligence” means the due diligence to be performed by Forest as Operator pursuant to this Agreement and the Operating Agreement with respect to title and environmental matters.

“Preferential Purchase Right” has the meaning set forth in Section 12.9 of this Agreement.

“Preliminary Completion Program” means a high-level written description of the proposed procedure for the completion of a Development Well.

“Preliminary Drilling Program” means a high-level written description of plans, procedures and information pertaining to the Drilling Operations.

“Pricing Commitment” has the meaning set forth in Section 10.5.

“Pricing Default” has the meaning set forth in Section 20.3(a) of this Agreement.

“Production” means, with respect to a Party, such Party’s and its Affiliates’ respective share of Hydrocarbon production from or allocable to any of their interests in the Assets.

“Production System Operations” means the equipment, labor, and services needed to produce, separate, store, treat and transfer the produced Hydrocarbons from the wellhead to the point of custody transfer.

“Production System Program” means a written program detailing equipment, labor and services needed to produce, separate, store, treat and transfer the produced Hydrocarbons from the wellhead to the point of custody transfer, including, but not limited to, a flow diagram and location system plat.

“Production Team” shall mean a senior production engineer employed by STC Eagleville and assigned to the Production Team by STC Eagleville and a production engineer employed by Forest and assigned to the Production Team by Forest.  Each Working Interest Party has the right to change its designated employee.

“Program Area” means the area described in Exhibit K, as may be expanded pursuant to Article XVI of this Agreement, provided that the Program Area shall not include any lease or other property (or portion thereof) to the extent that it is an Excluded Asset or that is otherwise excluded from this Agreement pursuant to Section 2.2 of this Agreement.

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“Program Assets” means all right, title and interest of the Working Interest Parties within the Program Area in and to the Assets and any Acquired Leases and related assets acquired under Article XVI.

“Program Development Committee” has the meaning set forth in Section 6.1 of this Agreement.

“Program Technical Services Team” means the Subsurface Team, Well Team, Production Team, together with the drilling group integrated services coordinator employed and designated by STC Eagleville and a reservoir production group integrated services coordinator employed and designated by STC Eagleville as described in the organization chart attached as Exhibit O.

“Program Termination Date” has the meaning set forth in Section 19.1.

“Properties” has the meaning set forth in Section 2.1(a)(iv) of this Agreement.

“Proposed Tag-Along Sale” has the meaning set forth in Section 17.2(a) of this Agreement.

“Qualified Carried Costs” means Approved Development Well Costs or Approved Rework Costs.

“Properties” has the meaning set forth in Section 2.1(a)(iv) of this Agreement.

“Records” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Regulations” means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as the regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Rejected Development Operation” means a Development Operation as to which (i) Forest issued a Development Well Proposal satisfying the requirements of Section 7.2(a) of this Agreement, (ii) the Development Well Proposal was rejected by STC Eagleville as provided in Section 7.3 of this Agreement, and (iii) Forest actually commenced the proposed Development Operation within 60 days of the issuance of the Development Well Proposal and diligently pursued operations thereafter.

“Rejected Rework Acreage Zone” means the zone within the Rejected Rework Well in which the Rework Operation was to be performed as specified in the applicable Rework Operation Proposal with respect to the 240 acres surrounding the Rejected Rework Well in the form of a square or a rectangle, whichever is appropriate, to locate the wellbore path as close as reasonably practicable to the center of such acreage solely to the depth to which the Rejected Rework Well was drilled.  Notwithstanding the foregoing, (i) a previously Approved Well (as to which there was no Rework Operation Proposal rejected by STC Eagleville as provided in Section 7.3 of this Agreement), and (ii) a 80 acre block surrounding each Approved Well in the form of a square or a rectangle, whichever is appropriate, to locate the path of the Approved

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Well’s wellbore as close as reasonably practicable to the center of the 80 acre block, shall not be included as Rejected Rework Acreage Zone.

“Rejected Rework Operation” means a Rework Operation as to which (i) Forest issued a Rework Operation Proposal satisfying the requirements of Section 7.2(b) of this Agreement, (ii) the Rework Operation Proposal was rejected by STC Eagleville as provided in Section 7.3 of this Agreement, and (iii) Forest actually commenced the proposed Rework Operation within 60 days of the issuance of the Rework Operation Proposal and diligently pursued operations thereafter.

“Rejected Rework Well” means an Approved Well as to which (i) Forest issued a Rework Operation Proposal satisfying the requirements of Section 7.2(b), (ii) the Rework Operation Proposal was rejected by STC Eagleville as provided in Section 7.3 of this Agreement, and (iii) Forest actually commenced the proposed Rework Operation on the well within 60 days of issuance of the Rework Operation Proposal and diligently pursued operations thereafter.

“Rejected Well” means a Development Well as to which (i) Forest issued a Development Well Proposal satisfying the requirements of Section 7.2(a) of this Agreement, (ii) the Development Well Proposal was rejected by STC Eagleville as provided in Section 7.3 of this Agreement, and (iii) Forest actually commenced the proposed operations on the well within 60 days of the issuance of the Development Well Proposal and diligently pursued operations thereafter.

“Rejected Well Acreage” means the wellbore for a Rejected Well and the 240 acres surrounding such well in the form of a square or a rectangle, whichever is appropriate, to locate the wellbore path as close as reasonably practicable to the center of such acreage.  Notwithstanding the foregoing, (i) a previously Approved Well (as to which there was no Rework Operation Proposal rejected by STC Eagleville as provided in Section 7.3 of this Agreement), and (ii) a 80 acre block surrounding each Approved Well in the form of a square or a rectangle, whichever is appropriate, to locate the path of the Approved Well’s wellbore as close as reasonably practicable to the center of the 80 acre block, shall not be included as Rejected Well Acreage.

“Respondent” has the meaning set forth in Section 21.10 of this Agreement.

“Rework Operation Proposal” means a proposal to perform Rework Operations that satisfies the requirements of Section 7.2(b) of this Agreement.

“Rework Operations” means operations occurring after the date and time of first production and shall include planning and direct administrative work and any single operation conducted in the wellbore of a well after it is completed to recomplete the well by performing Completion Operations on a zone that is not currently open to production, in the wellbore including, but not limited to, operations to plug back, reopen, deepen, sidetrack, recomplete or stimulate.

“Rights-Of-Way” has the meaning set forth in Section 2.1(a)(iv) of this Agreement.

“Schlumberger” has the meaning set forth in the Preamble.

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“Schlumberger Service Providers” has the meaning set forth in the Preamble.

“Schlumberger Service Providers Notice” has the meaning set forth in Section 9.7 of this Agreement.

“Smith” has the meaning set forth in the Preamble.

“Stage 1 Carry Amount” means, subject to adjustment in accordance with Section 3.2(c)(ii), 3.3(a) or 3.3(b), the sum of sixty million and 00/100 Dollars ($60,000,000.00).

“Stage 1 Carry Payments” has the meaning set forth in Section 8.1(b) of this Agreement.

“Stage 1 Carry Period” means the period from the Execution Date through the point in time at which the Stage 1 Carry Amount has been satisfied by (a) payment of the Initial Well Stage 1 Carry Amount, plus (b) Stage 1 Carry Payments.

“Stage 2 Carry Amount” means, subject to adjustment in accordance with Section 3.2(c)(ii), 3.3(a) or 3.3(b), the sum of thirty million and 00/100 Dollars ($30,000,000.00).

“Stage 2 Carry Payments” has the meaning set forth in Section 8.1(c) of the Agreement.

“Stage 2 Carry Period” means the period from the end of the Stage 1 Carry Period through the point in time at which the Stage 2 Carry Amount has been satisfied by (a) payment of any portion of the Initial Well Stage 1 Carry Amount that was not satisfied during the Stage 1 Carry Period, plus (b) Stage 2 Carry Payments.

“STC Eagleville” has the meaning set forth in the Preamble.

“STC Eagleville Indemnified Parties” has the meaning set forth in Section 15.2 of this Agreement.

“Straddle Period” shall mean any tax period beginning before and ending after the Effective Time.

“Subsurface Team” shall mean the following four categories of personnel: (i) geologist; (ii) geophysicist; (iii) petrophysicist; and (iv) reservoir engineer.  Separate STC Eagleville employees designated by STC Eagleville shall be assigned to each of the four categories as Subsurface Team members.  Forest shall (to the extent desired) designate a Forest employee to be assigned to each of the four categories as Subsurface Team members.  Each Working Interest Party has the right to change designated employees.

“Tag-Along Interest” has the meaning set forth in Section 17.2(c) of this Agreement.

“Tag-Along Notice” has the meaning set forth in Section 17.2(b) of this Agreement.

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“Tag-Along Offer” has the meaning set forth in Section 17.2(b) of this Agreement.

“Tag-Along Rights” has the meaning set forth in Section 17.2(a) of this Agreement.

“Tax Partnership” has the meaning set forth in Section 18.3 of this Agreement.

“Tax Purposes” has the meaning set forth in Section 18.3 of this Agreement.

“Tax Partnership Agreement” means that certain Tax Partnership Agreement by and between STC Eagleville and Forest of even date herewith, substantially in the form of Exhibit P attached to this Agreement.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, rendition or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, including any exhibit, schedule or attachment thereto or any amendment thereof.

“Taxes” means all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts that may be imposed with respect thereto, and including any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, or as a transferee or successor or otherwise.

“Termination Event” has the meaning set forth in Section 19.1 of this Agreement.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Agreement” has the meaning set forth in Section 5.3.

“Third Party Claim” has the meaning set forth in Section 15.6(b) of this Agreement.

“Title Arbitrator” has the meaning set forth in Section 3.2(f) of this Agreement.

“Title Defect” shall mean any lien, charge, Encumbrance, defect, or other matter that, as of the Execution Date, causes Forest not to have Defensible Title in and to the Conveyed Interests.

“Title Defect Amount” has the meaning set forth in Section 3.2(c)(ii) of this Agreement.

“Title Defect Claim Date” has the meaning set forth in Section 3.2(a) of this Agreement.

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“Title Defect Deductible” has the meaning set forth in Section 3.2(c) of this Agreement.

“Title Defect Notice” has the meaning set forth in Section 3.2(a) of this Agreement.

“Title Defect Property” has the meaning set forth in Section 3.2(a) of this Agreement.

“Title Dispute” has the meaning set forth in Section 3.2(f) of this Agreement.

“Total Drilling Carry Cap” means the sum of the Stage 1 Carry Amount and the Stage 2 Carry Amount, which as of the Execution Date equals ninety million and 00/100 Dollars ($90,000,000.00).

“Transaction Documents” means (a) this Agreement, (b) the Master Service Agreement, (c) the Consulting Services Agreement, (d) the Operating Agreement, (e) the Conveyance and (f) any other documents and instruments entered into in connection with this Agreement.

“Transfer” means a voluntary or involuntary, direct or indirect sale, assignment, transfer, conveyance, exchange, bequest, devise, pledge, granting of a lien or encumbrance, gift or any other alienation or disposition (in each case, with or without consideration), whether by assignment, sale, farmout, pledge or otherwise, by a Party of all or any part of its interest in the Assets or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of a Party’s interest in the Program Assets.

“Unit” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Unit Acreage” has the meaning set forth in Section 16.2 of this Agreement.

“Well Team” shall mean the following two categories of personnel:  (i) drilling engineer; and (ii) completion engineer.  STC Eagleville shall assign senior drilling engineers and a senior completion engineer employed by STC Eagleville to the Well Team.  Forest shall assign a drilling engineer and completion engineer to the Well Team.  Each Working Interest Party has the right to change its designated employees.

“Working Interest” means the interest in and to a Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar Burdens upon, measured by or payable out of production.

“Working Interest Parties” has the meaning set forth in the Recitals.

“Working Interest Party Representative” has the meaning set forth in Section 6.4 of this Agreement.

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